UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                 SCHEDULE 13D/A

          Under the Securities Exchange Act of 1934 (Amendment No. 2)*


                             INVITROGEN CORPORATION
     ---------------------------------------------------------------------
                                (Name of Issuer)


                          Common Stock, $0.01 Par Value
     ---------------------------------------------------------------------
                         (Title of Class of Securities)

                                    46185R100
     ---------------------------------------------------------------------
                                 (CUSIP Number)

                             Peter A. Nussbaum, Esq.
                          S.A.C. Capital Advisors, LLC
                             72 Cummings Point Road
                               Stamford, CT 06902
                                 (203) 890-2000
     ---------------------------------------------------------------------
                  (Name, Address and Telephone Number of Person
                Authorized to Receive Notices and Communications)



                                 August 8, 2008
     ---------------------------------------------------------------------
             (Date of Event which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of ss.ss.240.13d-1(e), 240.13d-1(f) or 240.13d-1(g), check the following box: [ ]

Note: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Rule 240.13d-7 for other parties to whom copies are to be sent.

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                 SCHEDULE 13D/A

--------------------------------                              ------------------
CUSIP No. 46185R100                                           Page 2 of 12 Pages
--------------------------------                              ------------------
----------- --------------------------------------------------------------------
    1       NAME OF REPORTING PERSON

            S.A.C. Capital Advisors, LLC
----------- --------------------------------------------------------------------
    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP          (a) [ ]
                                                                      (b) [X]

----------- --------------------------------------------------------------------
    3       SEC USE ONLY

----------- --------------------------------------------------------------------
    4       SOURCE OF FUNDS

            AF
----------- --------------------------------------------------------------------
    5       CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
            ITEMS 2(d) or 2(e)                                            [ ]
----------- --------------------------------------------------------------------
    6       CITIZENSHIP OR PLACE OF ORGANIZATION

            Delaware
--------------------- --------- ------------------------------------------------
                         7      SOLE VOTING POWER

                                0
                      --------- ------------------------------------------------
NUMBER OF                8      SHARED VOTING POWER
SHARES
BENEFICIALLY                    426,794 (see Item 5)
OWNED BY              --------- ------------------------------------------------
EACH                     9      SOLE DISPOSITIVE POWER
REPORTING
PERSON WITH                     0
                      --------- ------------------------------------------------
                         10     SHARED DISPOSITIVE POWER

                                426,794 (see Item 5)
----------- --------------------------------------------------------------------
    11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            426,794 (see Item 5)
----------- --------------------------------------------------------------------
    12      CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
            SHARES (SEE INSTRUCTIONS)                                     [ ]

----------- --------------------------------------------------------------------
    13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

            0.5%
----------- --------------------------------------------------------------------
    14      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

            00
----------- --------------------------------------------------------------------

                                 SCHEDULE 13D/A

--------------------------------                              ------------------
CUSIP No. 46185R100                                           Page 3 of 12 Pages
--------------------------------                              ------------------
----------- --------------------------------------------------------------------
    1       NAME OF REPORTING PERSON

            S.A.C. Capital Management, LLC
----------- --------------------------------------------------------------------
    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP          (a) [ ]
                                                                      (b) [X]

----------- --------------------------------------------------------------------
    3       SEC USE ONLY

----------- --------------------------------------------------------------------
    4       SOURCE OF FUNDS

            AF
----------- --------------------------------------------------------------------
    5       CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
            ITEMS 2(d) or 2(e)                                            [ ]
----------- --------------------------------------------------------------------
    6       CITIZENSHIP OR PLACE OF ORGANIZATION

            Delaware
--------------------- --------- ------------------------------------------------
                         7      SOLE VOTING POWER

                                0
                      --------- ------------------------------------------------
NUMBER OF                8      SHARED VOTING POWER
SHARES
BENEFICIALLY                    426,794 (see Item 5)
OWNED BY              --------- ------------------------------------------------
EACH                     9      SOLE DISPOSITIVE POWER
REPORTING
PERSON WITH                     0
                      --------- ------------------------------------------------
                         10     SHARED DISPOSITIVE POWER

                                426,794 (see Item 5)
----------- --------------------------------------------------------------------
    11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            426,794 (see Item 5)
----------- --------------------------------------------------------------------
    12      CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
            SHARES (SEE INSTRUCTIONS)                                     [ ]

----------- --------------------------------------------------------------------
    13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

            0.5%
----------- --------------------------------------------------------------------
    14      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

            00
----------- --------------------------------------------------------------------

                                 SCHEDULE 13D/A

--------------------------------                              ------------------
CUSIP No. 46185R100                                           Page 4 of 12 Pages
--------------------------------                              ------------------
----------- --------------------------------------------------------------------
    1       NAME OF REPORTING PERSON

            CR Intrinsic Investors, LLC
----------- --------------------------------------------------------------------
    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP          (a) [ ]
                                                                      (b) [X]

----------- --------------------------------------------------------------------
    3       SEC USE ONLY

----------- --------------------------------------------------------------------
    4       SOURCE OF FUNDS

            AF
----------- --------------------------------------------------------------------
    5       CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
            ITEMS 2(d) or 2(e)                                            [ ]
----------- --------------------------------------------------------------------
    6       CITIZENSHIP OR PLACE OF ORGANIZATION

            Delaware
--------------------- --------- ------------------------------------------------
                         7      SOLE VOTING POWER

                                0
                      --------- ------------------------------------------------
NUMBER OF                8      SHARED VOTING POWER
SHARES
BENEFICIALLY                    3,724,900* (see Item 5)
OWNED BY              --------- ------------------------------------------------
EACH                     9      SOLE DISPOSITIVE POWER
REPORTING
PERSON WITH                     0
                      --------- ------------------------------------------------
                         10     SHARED DISPOSITIVE POWER

                                3,724,900* (see Item 5)
----------- --------------------------------------------------------------------
    11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            3,724,900* (see Item 5)
----------- --------------------------------------------------------------------
    12      CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
            SHARES (SEE INSTRUCTIONS)                                     [ ]

----------- --------------------------------------------------------------------
    13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

            4.0%*
----------- --------------------------------------------------------------------
    14      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

            00
----------- --------------------------------------------------------------------

                                 SCHEDULE 13D/A

--------------------------------                              ------------------
CUSIP No. 46185R100                                           Page 5 of 12 Pages
--------------------------------                              ------------------
----------- --------------------------------------------------------------------
    1       NAME OF REPORTING PERSON

            CR Intrinsic Investments, LLC
----------- --------------------------------------------------------------------
    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP          (a) [ ]
                                                                      (b) [X]

----------- --------------------------------------------------------------------
    3       SEC USE ONLY

----------- --------------------------------------------------------------------
    4       SOURCE OF FUNDS

            AF
----------- --------------------------------------------------------------------
    5       CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
            ITEMS 2(d) or 2(e)                                            [ ]
----------- --------------------------------------------------------------------
    6       CITIZENSHIP OR PLACE OF ORGANIZATION

            Anguilla
--------------------- --------- ------------------------------------------------
                         7      SOLE VOTING POWER

                                0
                      --------- ------------------------------------------------
NUMBER OF                8      SHARED VOTING POWER
SHARES
BENEFICIALLY                    3,724,900* (see Item 5)
OWNED BY              --------- ------------------------------------------------
EACH                     9      SOLE DISPOSITIVE POWER
REPORTING
PERSON WITH                     0
                      --------- ------------------------------------------------
                         10     SHARED DISPOSITIVE POWER

                                3,724,900* (see Item 5)
----------- --------------------------------------------------------------------
    11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            3,724,900* (see Item 5)
----------- --------------------------------------------------------------------
    12      CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
            SHARES (SEE INSTRUCTIONS)                                     [ ]

----------- --------------------------------------------------------------------
    13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

            4.0%*
----------- --------------------------------------------------------------------
    14      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

            00
----------- --------------------------------------------------------------------

                                 SCHEDULE 13D/A

--------------------------------                              ------------------
CUSIP No. 46185R100                                           Page 6 of 12 Pages
--------------------------------                              ------------------
----------- --------------------------------------------------------------------
    1       NAME OF REPORTING PERSON

            Sigma Capital Management, LLC
----------- --------------------------------------------------------------------
    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP          (a) [ ]
                                                                      (b) [X]

----------- --------------------------------------------------------------------
    3       SEC USE ONLY

----------- --------------------------------------------------------------------
    4       SOURCE OF FUNDS

            AF
----------- --------------------------------------------------------------------
    5       CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
            ITEMS 2(d) or 2(e)                                            [ ]
----------- --------------------------------------------------------------------
    6       CITIZENSHIP OR PLACE OF ORGANIZATION

            Delaware
--------------------- --------- ------------------------------------------------
                         7      SOLE VOTING POWER

                                0
                      --------- ------------------------------------------------
NUMBER OF                8      SHARED VOTING POWER
SHARES
BENEFICIALLY                    762,273 (see Item 5)
OWNED BY              --------- ------------------------------------------------
EACH                     9      SOLE DISPOSITIVE POWER
REPORTING
PERSON WITH                     0
                      --------- ------------------------------------------------
                         10     SHARED DISPOSITIVE POWER

                                762,273 (see Item 5)
----------- --------------------------------------------------------------------
    11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            762,273 (see Item 5)
----------- --------------------------------------------------------------------
    12      CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
            SHARES (SEE INSTRUCTIONS)                                     [ ]

----------- --------------------------------------------------------------------
    13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

            0.8%
----------- --------------------------------------------------------------------
    14      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

            00
----------- --------------------------------------------------------------------

                                 SCHEDULE 13D/A

--------------------------------                              ------------------
CUSIP No. 46185R100                                           Page 7 of 12 Pages
--------------------------------                              ------------------
----------- --------------------------------------------------------------------
    1       NAME OF REPORTING PERSON

            Steven A. Cohen
----------- --------------------------------------------------------------------
    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP          (a) [ ]
                                                                      (b) [X]

----------- --------------------------------------------------------------------
    3       SEC USE ONLY

----------- --------------------------------------------------------------------
    4       SOURCE OF FUNDS

            AF
----------- --------------------------------------------------------------------
    5       CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
            ITEMS 2(d) or 2(e)                                            [ ]
----------- --------------------------------------------------------------------
    6       CITIZENSHIP OR PLACE OF ORGANIZATION

            United States
--------------------- --------- ------------------------------------------------
                         7      SOLE VOTING POWER

                                0
                      --------- ------------------------------------------------
NUMBER OF                8      SHARED VOTING POWER
SHARES
BENEFICIALLY                    4,913,967 * (see Item 5)
OWNED BY              --------- ------------------------------------------------
EACH                     9      SOLE DISPOSITIVE POWER
REPORTING
PERSON WITH                     0
                      --------- ------------------------------------------------
                         10     SHARED DISPOSITIVE POWER

                                4,913,967 * (see Item 5)
----------- --------------------------------------------------------------------
    11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            4,913,967 * (see Item 5)
----------- --------------------------------------------------------------------
    12      CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
            SHARES (SEE INSTRUCTIONS)                                     [ ]

----------- --------------------------------------------------------------------
    13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

            5.3%*
----------- --------------------------------------------------------------------
    14      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

            IN
----------- --------------------------------------------------------------------

Pursuant to Rule 13d-2 promulgated under the Act, this Schedule 13D/A (this "Amendment No. 2") amends the Schedule 13D filed on July 1, 2008 (the "Original
Schedule 13D"), as amended by the Schedule 13D/A filed on July 28, 2008 (the "Amendment No. 1") (the Original Schedule 13D and the Amendment No. 1, together with this Amendment No. 2, are collectively referred to herein as the "Schedule 13D"). This Amendment No. 2 relates to shares of common stock, $0.01 par value per share, of Invitrogen Corporation, a Delaware corporation (the "Issuer"). Unless the context otherwise requires, references herein to the "Common Stock" are to such common stock of the Issuer.

Item 3.        Source and Amount of Funds or Other Consideration.

Item 3 of Schedule 13D is hereby amended and restated in its entirety as follows:

     The Reporting Persons expended an aggregate of approximately $186,044,324 of investment capital to purchase the 4,913,967* shares of Common Stock. Such transactions were effected in open market purchases and acquired in the ordinary course of business and are held by SAC Associates, SAC MultiQuant, CR Intrinsic Investments, SAC Select and Sigma Capital Associates in commingled margin accounts, maintained at Goldman Sachs & Co., Morgan Stanley & Co., and Credit Suisse First Boston, which may extend margin credit to the Reporting Persons as and when required to open or carry positions in the margin accounts, subject to applicable federal margin regulations, stock exchange rules and credit policies. In such instances, the positions held in the margin accounts are pledged as collateral security for the repayment of debit balances in the account. The margin accounts may from time to time have debit balances. Since other securities are held in the margin accounts, it is not possible to determine the amounts, if any, of margin used to purchase the shares of Common Stock reported herein.


Item 5.        Interest in Securities of the Issuer.

Item 5 of Schedule 13D is hereby amended and restated in its entirety as follows:

     (a) As of the close of business on August 8, 2008, the Reporting Persons beneficially owned an aggregate of 4,913,967* shares of Common Stock, representing approximately 5.3%* of the shares of Common Stock outstanding. The percentages used herein are based upon the 92,310,158 shares of Common Stock outstanding as of August 4, 2008 as reported in the Issuer's Quarterly Report on Form 10-Q filed with Securities and Exchange Commission (the "SEC") on August 8, 2008.

     SAC Capital Advisors, SAC Capital Management, CR Intrinsic Investors, Sigma Capital Management and Mr. Cohen own directly no shares of Common Stock. Pursuant to investment management agreements, each of SAC Capital Advisors and SAC Capital Management hold all investment and voting power with respect to securities held by SAC Associates, SAC MultiQuant and SAC Select. Pursuant to an investment management agreement, CR Intrinsic Investors holds all investment and voting power with respect to securities held by CR Intrinsic Investments. Pursuant to an investment management agreement, Sigma Capital Management holds all investment and voting power with respect to securities held by Sigma Capital Associates. Mr. Cohen, through one or more intermediary holding companies, controls SAC Capital Advisors, SAC Capital Management, Sigma Capital Management and CR Intrinsic Investors. CR Intrinsic Investments is a wholly owned subsidiary of SAC Associates. By reason of the provisions of Rule 13d-3 of the Act, as amended, each of SAC Capital Advisors, SAC Capital Management, and Mr. Cohen may be deemed to own beneficially 426,794 shares of Common Stock (constituting 0.5% of the shares of Common Stock outstanding), each of Sigma Capital Management and Mr. Cohen may be deemed to own beneficially 762,273 shares of Common Stock (constituting approximately 0.8% of the shares of Common Stock outstanding) and each of CR Intrinsic Investors and Mr. Cohen may be deemed to own beneficially 3,724,900* shares of Common Stock (constituting approximately 4.0%* of the shares of Common Stock outstanding).

     * Includes 300,000 shares of Common Stock subject to call options held by CR Intrinsic Investments.

     (b) None of the Reporting Persons has sole power to vote or direct the vote or sole power to dispose or direct the disposition of shares of Common Stock.

          (i) SAC Capital Advisors has shared power to vote or direct the vote and shared power to dispose or direct the disposition of 426,794 shares of Common Stock, constituting 0.5% of such class of securities;

          (ii) SAC Capital Management has shared power to vote or direct the vote and shared power to dispose or direct the disposition of 426,794 shares of Common Stock, constituting 0.5% of such class of securities;

          (iii) Sigma Capital Management has shared power to vote or direct the vote and shared power to dispose or direct the disposition of 762,273 shares of Common Stock, constituting 0.8% of such class of securities;

          (iv) CR Intrinsic Investors has shared power to vote or direct the vote and shared power to dispose or direct the disposition of 3,724,900* shares of Common Stock, constituting 4.0%* of such class of securities;

          (v) CR Intrinsic Investments has shared power to vote or direct the vote and shared power to dispose or direct the disposition of 3,724,900* shares of Common Stock, constituting 4.0%* of such class of securities; and

          (vi) Steven A. Cohen has shared power to vote or direct the vote and shared power to dispose or direct the disposition of 4,913,967* shares of Common Stock, constituting approximately 5.3%* of such class of securities.

     (c) Information concerning transactions in the shares of Common Stock effected by the Reporting Persons since the filing of the Amendment No. 1 is set forth on Schedule A hereto and is incorporated herein by reference. All of such transactions were effected in open market transactions through various brokerage entities on the Nasdaq Stock Market.

     (d) No person other than SAC Capital Advisors, SAC Capital Management, CR Intrinsic Investors, CR Intrinsic Investments, Sigma Capital Management and Steven A. Cohen is known to have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, the shares of Common Stock directly beneficially owned by SAC Associates, SAC MultiQuant, SAC Select, Sigma Capital Associates and CR Intrinsic Investments.

     (e) Not applicable.

Item 6. Contracts, Arrangements, Understandings or Relationships with Respect to Securities of the Issuer.

Item 6 of Schedule 13D is hereby amended and restated in its entirety as follows:

     Other than as described herein, there are no contracts, arrangements, understandings or relationships (legal or otherwise) between the Reporting Persons and any other person with respect to the securities of the Issuer.

     As noted in Item 5 above, CR Intrinsic Investments holds call options to acquire an aggregate of 300,000 shares of Common Stock. Such options have an expiration date of August 16, 2008 with respect to 150,000 shares of Common Stock and an expiration date of November 22, 2008 with respect to the remaining 150,000 shares of Common Stock. These call options are included in the beneficial ownership amounts reported on this Schedule 13D.

     The Reporting Persons may, from time to time, enter into and dispose of cash-settled equity swaps or other similar derivative transactions with one or more counterparties that are based upon the value of shares of Common Stock, which transactions may be significant in amount. The profit, loss and/or return on such contracts may be wholly or partially dependent on the market value of the shares of Common Stock, the relative value of shares of Common Stock in comparison to one or more other financial instruments, indexes or securities, a basket or group of securities in which shares of Common Stock may be included, or a combination of any of the foregoing. In addition to the shares of Common Stock reported herein by the Reporting Persons, through such contracts SAC MultiQuant has short economic exposure to 28,757 shares of Common Stock and long economic exposure to 49,691 shares of Common Stock, and S.A.C. Meridian Fund, LLC, an affiliate of reporting persons, has long economic exposure to 15,700 shares of Common Stock. In addition, CR Intrinsic Investments has short economic exposure to 400,000 shares of Common Stock subject to put options and Sigma Capital Associates has short economic exposure to 50,000 shares of Common Stock subject to call options. These contracts do not give the Reporting Persons direct or indirect voting, investment or dispositive control over any securities of the Issuer and do not require the counterparties thereto to acquire, hold, vote or dispose of any securities of the Issuer. Accordingly, the Reporting Persons disclaim any beneficial ownership in any securities that may be referenced in such contracts or that may be held from time to time by any counterparties to such contracts.

Item 7.        Material to be filed as Exhibits.

1. Schedule A - Trading History

                                   SIGNATURES


     After reasonable inquiry and to the best of each of the undersigned's knowledge and belief, each of the undersigned, severally and not jointly, certifies that the information set forth in this statement is true, complete and correct.

Dated: August 12, 2008

                                             S.A.C. CAPITAL ADVISORS, LLC


                                             By:  /s/ Peter Nussbaum
                                                  ------------------------------
                                                  Name:   Peter Nussbaum
                                                  Title:  Authorized Person


                                             S.A.C. CAPITAL MANAGEMENT, LLC


                                             By:  /s/ Peter Nussbaum
                                                  ------------------------------
                                                  Name:   Peter Nussbaum
                                                  Title:  Authorized Person

                                             CR INTRINSIC INVESTORS, LLC


                                             By:  /s/ Peter Nussbaum
                                                  ------------------------------
                                                  Name:   Peter Nussbaum
                                                  Title:  Authorized Person

                                             CR INTRINSIC INVESTMENTS, LLC


                                             By:  /s/ Peter Nussbaum
                                                  ------------------------------
                                                  Name:   Peter Nussbaum
                                                  Title:  Authorized Person

                                             SIGMA CAPITAL MANAGEMENT, LLC


                                             By:  /s/ Peter Nussbaum
                                                  ------------------------------
                                                  Name:   Peter Nussbaum
                                                  Title:  Authorized Person

                                             STEVEN A. COHEN


                                             By:  /s/ Peter Nussbaum
                                                  ------------------------------
                                                  Name:   Peter Nussbaum
                                                  Title:  Authorized Person

                                   Schedule A
                                   ----------

                     TRADING HISTORY, INVITROGEN CORPORATION


----------- ----------------------------------- ----------- --------------------
    Date               Company Name               Amount    Price Per Share ($)
----------- ----------------------------------- ----------- --------------------
 7/28/2008    Sigma Capital Associates, LLC        100                    42.84
----------- ----------------------------------- ----------- --------------------
 7/28/2008    Sigma Capital Associates, LLC        500                    42.85
----------- ----------------------------------- ----------- --------------------
 7/28/2008    Sigma Capital Associates, LLC        100                   42.855
----------- ----------------------------------- ----------- --------------------
 7/28/2008    Sigma Capital Associates, LLC        1908                   42.86
----------- ----------------------------------- ----------- --------------------
 7/28/2008    Sigma Capital Associates, LLC        600                   42.865
----------- ----------------------------------- ----------- --------------------
 7/28/2008    Sigma Capital Associates, LLC        5805                   42.87
----------- ----------------------------------- ----------- --------------------
 7/28/2008    Sigma Capital Associates, LLC        700                   42.875
----------- ----------------------------------- ----------- --------------------
 7/28/2008    Sigma Capital Associates, LLC        1200                   42.88
----------- ----------------------------------- ----------- --------------------
 7/28/2008    Sigma Capital Associates, LLC        300                   42.885
----------- ----------------------------------- ----------- --------------------
 7/28/2008    Sigma Capital Associates, LLC        600                    42.89
----------- ----------------------------------- ----------- --------------------
 7/28/2008    Sigma Capital Associates, LLC        1900                  42.895
----------- ----------------------------------- ----------- --------------------
 7/28/2008    Sigma Capital Associates, LLC        3300                    42.9
----------- ----------------------------------- ----------- --------------------
 7/28/2008    Sigma Capital Associates, LLC        400                   42.905
----------- ----------------------------------- ----------- --------------------
 7/28/2008    Sigma Capital Associates, LLC        7087                   42.91
----------- ----------------------------------- ----------- --------------------
 7/28/2008    Sigma Capital Associates, LLC        500                    42.92
----------- ----------------------------------- ----------- --------------------
 7/28/2008       S.A.C. Select Fund, LLC           400                    43.09
----------- ----------------------------------- ----------- --------------------
 7/28/2008       S.A.C. Select Fund, LLC           700                   43.095
----------- ----------------------------------- ----------- --------------------
 7/28/2008       S.A.C. Select Fund, LLC           981                     43.1
----------- ----------------------------------- ----------- --------------------
 7/28/2008       S.A.C. Select Fund, LLC           1000                  43.105
----------- ----------------------------------- ----------- --------------------
 7/28/2008       S.A.C. Select Fund, LLC           4000                   43.11
----------- ----------------------------------- ----------- --------------------
 7/28/2008       S.A.C. Select Fund, LLC           1744                  43.115
----------- ----------------------------------- ----------- --------------------
 7/28/2008       S.A.C. Select Fund, LLC           4175                   43.12
----------- ----------------------------------- ----------- --------------------
 7/28/2008       S.A.C. Select Fund, LLC           300                   43.125
----------- ----------------------------------- ----------- --------------------
 7/28/2008       S.A.C. Select Fund, LLC           1700                   43.13
----------- ----------------------------------- ----------- --------------------
 7/28/2008     S.A.C. MultiQuant Fund, LLC         100                    43.15
----------- ----------------------------------- ----------- --------------------
 7/28/2008     S.A.C. MultiQuant Fund, LLC         -700                   43.15
----------- ----------------------------------- ----------- --------------------
 7/28/2008     S.A.C. MultiQuant Fund, LLC         -600                   43.16
----------- ----------------------------------- ----------- --------------------
 7/28/2008     S.A.C. MultiQuant Fund, LLC         -500                   43.17
----------- ----------------------------------- ----------- --------------------
 7/28/2008     S.A.C. MultiQuant Fund, LLC         -132                   43.18
----------- ----------------------------------- ----------- --------------------
 7/28/2008     S.A.C. MultiQuant Fund, LLC         100                    43.19
----------- ----------------------------------- ----------- --------------------
 7/28/2008     S.A.C. MultiQuant Fund, LLC         100                    43.21
----------- ----------------------------------- ----------- --------------------
 7/28/2008     S.A.C. MultiQuant Fund, LLC         101                    43.22
----------- ----------------------------------- ----------- --------------------
 7/28/2008     S.A.C. MultiQuant Fund, LLC         434                    43.23
----------- ----------------------------------- ----------- --------------------
 7/28/2008     S.A.C. MultiQuant Fund, LLC         500                    43.24
----------- ----------------------------------- ----------- --------------------
 7/28/2008     S.A.C. MultiQuant Fund, LLC         297                    43.25
----------- ----------------------------------- ----------- --------------------
 7/28/2008     S.A.C. MultiQuant Fund, LLC         100                    43.28
----------- ----------------------------------- ----------- --------------------
 7/28/2008     S.A.C. MultiQuant Fund, LLC         200                    43.29
----------- ----------------------------------- ----------- --------------------
 7/28/2008     S.A.C. MultiQuant Fund, LLC         100                    43.34
----------- ----------------------------------- ----------- --------------------
 7/28/2008     S.A.C. MultiQuant Fund, LLC         200                    43.35
----------- ----------------------------------- ----------- --------------------
 7/28/2008     S.A.C. MultiQuant Fund, LLC         100                    43.36
----------- ----------------------------------- ----------- --------------------
 7/28/2008     S.A.C. MultiQuant Fund, LLC         300                    43.38
----------- ----------------------------------- ----------- --------------------
 7/28/2008     S.A.C. MultiQuant Fund, LLC         500                    43.39
----------- ----------------------------------- ----------- --------------------

----------- ----------------------------------- ----------- --------------------
 7/28/2008     S.A.C. MultiQuant Fund, LLC        -1400                   43.39
----------- ----------------------------------- ----------- --------------------
 7/28/2008     S.A.C. MultiQuant Fund, LLC         200                    43.42
----------- ----------------------------------- ----------- --------------------
 7/28/2008       S.A.C. Select Fund, LLC           1200                   43.47
----------- ----------------------------------- ----------- --------------------
 7/28/2008       S.A.C. Select Fund, LLC           3200                   43.48
----------- ----------------------------------- ----------- --------------------
 7/28/2008       S.A.C. Select Fund, LLC           600                    43.49
----------- ----------------------------------- ----------- --------------------
 7/28/2008       S.A.C. Select Fund, LLC           2200                   43.52
----------- ----------------------------------- ----------- --------------------
 7/29/2008       S.A.C. Select Fund, LLC           -300                   42.48
----------- ----------------------------------- ----------- --------------------
 7/29/2008       S.A.C. Select Fund, LLC          -1292                   42.49
----------- ----------------------------------- ----------- --------------------
 7/29/2008       S.A.C. Select Fund, LLC          -1100                    42.5
----------- ----------------------------------- ----------- --------------------
 7/29/2008       S.A.C. Select Fund, LLC          -1300                   42.51
----------- ----------------------------------- ----------- --------------------
 7/29/2008       S.A.C. Select Fund, LLC          -1058                   42.52
----------- ----------------------------------- ----------- --------------------
 7/29/2008       S.A.C. Select Fund, LLC          -2078                   42.53
----------- ----------------------------------- ----------- --------------------
 7/29/2008       S.A.C. Select Fund, LLC          -2378                   42.54
----------- ----------------------------------- ----------- --------------------
 7/29/2008    S.A.C. Capital Associates, LLC      -4300                   42.55
----------- ----------------------------------- ----------- --------------------
 7/29/2008       S.A.C. Select Fund, LLC          -1319                   42.55
----------- ----------------------------------- ----------- --------------------
 7/29/2008    S.A.C. Capital Associates, LLC       -100                  42.558
----------- ----------------------------------- ----------- --------------------
 7/29/2008    S.A.C. Capital Associates, LLC      -2400                   42.56
----------- ----------------------------------- ----------- --------------------
 7/29/2008       S.A.C. Select Fund, LLC          -5701                   42.56
----------- ----------------------------------- ----------- --------------------
 7/29/2008    S.A.C. Capital Associates, LLC       -100                 42.5675
----------- ----------------------------------- ----------- --------------------
 7/29/2008    S.A.C. Capital Associates, LLC      -2029                   42.57
----------- ----------------------------------- ----------- --------------------
 7/29/2008       S.A.C. Select Fund, LLC          -2216                   42.57
----------- ----------------------------------- ----------- --------------------
 7/29/2008    S.A.C. Capital Associates, LLC       -100                  42.574
----------- ----------------------------------- ----------- --------------------
 7/29/2008    S.A.C. Capital Associates, LLC       -900                  42.575
----------- ----------------------------------- ----------- --------------------
 7/29/2008    S.A.C. Capital Associates, LLC      -1100                   42.58
----------- ----------------------------------- ----------- --------------------
 7/29/2008       S.A.C. Select Fund, LLC          -3567                   42.58
----------- ----------------------------------- ----------- --------------------
 7/29/2008    S.A.C. Capital Associates, LLC       -100                  42.584
----------- ----------------------------------- ----------- --------------------
 7/29/2008    S.A.C. Capital Associates, LLC      -5500                   42.59
----------- ----------------------------------- ----------- --------------------
 7/29/2008       S.A.C. Select Fund, LLC          -7224                   42.59
----------- ----------------------------------- ----------- --------------------
 7/29/2008    S.A.C. Capital Associates, LLC      -43541                   42.6
----------- ----------------------------------- ----------- --------------------
 7/29/2008       S.A.C. Select Fund, LLC          -2367                    42.6
----------- ----------------------------------- ----------- --------------------
 7/29/2008    S.A.C. Capital Associates, LLC      -2300                  42.605
----------- ----------------------------------- ----------- --------------------
 7/29/2008    S.A.C. Capital Associates, LLC      -61600                42.6069
----------- ----------------------------------- ----------- --------------------
 7/29/2008    S.A.C. Capital Associates, LLC       -400                 42.6075
----------- ----------------------------------- ----------- --------------------
 7/29/2008    S.A.C. Capital Associates, LLC      -1700                  42.608
----------- ----------------------------------- ----------- --------------------
 7/29/2008    S.A.C. Capital Associates, LLC      -10782                  42.61
----------- ----------------------------------- ----------- --------------------
 7/29/2008       S.A.C. Select Fund, LLC           -100                   42.61
----------- ----------------------------------- ----------- --------------------
 7/29/2008    S.A.C. Capital Associates, LLC      -2232                  42.615
----------- ----------------------------------- ----------- --------------------
 7/29/2008    S.A.C. Capital Associates, LLC       -200                  42.616
----------- ----------------------------------- ----------- --------------------
 7/29/2008    S.A.C. Capital Associates, LLC       -600                  42.618
----------- ----------------------------------- ----------- --------------------
 7/29/2008    S.A.C. Capital Associates, LLC      -2246                   42.62
----------- ----------------------------------- ----------- --------------------
 7/29/2008       S.A.C. Select Fund, LLC           -800                   42.62
----------- ----------------------------------- ----------- --------------------
 7/29/2008    S.A.C. Capital Associates, LLC       -300                  42.625
----------- ----------------------------------- ----------- --------------------
 7/29/2008    S.A.C. Capital Associates, LLC       -300                 42.6275
----------- ----------------------------------- ----------- --------------------
 7/29/2008    S.A.C. Capital Associates, LLC       -100                  42.628
----------- ----------------------------------- ----------- --------------------
 7/29/2008    S.A.C. Capital Associates, LLC      -3200                   42.63
----------- ----------------------------------- ----------- --------------------
 7/29/2008       S.A.C. Select Fund, LLC           -500                   42.63
----------- ----------------------------------- ----------- --------------------
 7/29/2008    S.A.C. Capital Associates, LLC       -500                  42.635
----------- ----------------------------------- ----------- --------------------
 7/29/2008    S.A.C. Capital Associates, LLC       -700                 42.6375
----------- ----------------------------------- ----------- --------------------

----------- ----------------------------------- ----------- --------------------
 7/29/2008    S.A.C. Capital Associates, LLC      -6307                   42.64
----------- ----------------------------------- ----------- --------------------
 7/29/2008       S.A.C. Select Fund, LLC          -1100                   42.64
----------- ----------------------------------- ----------- --------------------
 7/29/2008    S.A.C. Capital Associates, LLC       -400                  42.645
----------- ----------------------------------- ----------- --------------------
 7/29/2008    S.A.C. Capital Associates, LLC      -6254                   42.65
---------- ----------------------------------- ----------- ---------------------
 7/29/2008    S.A.C. Capital Associates, LLC       -200                  42.655
----------- ----------------------------------- ----------- --------------------
 7/29/2008    S.A.C. Capital Associates, LLC       -600                   42.66
---------- ----------------------------------- ----------- ---------------------
 7/29/2008    S.A.C. Capital Associates, LLC       -409                  42.665
----------- ----------------------------------- ----------- --------------------
 7/29/2008    S.A.C. Capital Associates, LLC       -100                   42.67
----------- ----------------------------------- ----------- --------------------
 7/29/2008    S.A.C. Capital Associates, LLC      -42700                42.8873
----------- ----------------------------------- ----------- --------------------
 7/30/2008     S.A.C. MultiQuant Fund, LLC         300                    42.52
----------- ----------------------------------- ----------- --------------------
 7/30/2008     S.A.C. MultiQuant Fund, LLC         -100                   42.55
----------- ----------------------------------- ----------- --------------------
 7/30/2008     S.A.C. MultiQuant Fund, LLC         -200                   42.56
----------- ----------------------------------- ----------- --------------------
 7/30/2008    Sigma Capital Associates, LLC       -25000                42.6082
----------- ----------------------------------- ----------- --------------------
 7/31/2008     S.A.C. MultiQuant Fund, LLC         400                    43.67
----------- ----------------------------------- ----------- --------------------
 7/31/2008     S.A.C. MultiQuant Fund, LLC         -200                   43.68
----------- ----------------------------------- ----------- --------------------
 7/31/2008     S.A.C. MultiQuant Fund, LLC         -200                   43.79
----------- ----------------------------------- ----------- --------------------
 7/31/2008     S.A.C. MultiQuant Fund, LLC         200                    43.99
----------- ----------------------------------- ----------- --------------------
 7/31/2008     S.A.C. MultiQuant Fund, LLC         -200                   44.02
----------- ----------------------------------- ----------- --------------------
 7/31/2008    S.A.C. Capital Associates, LLC      -1700                 44.0486
----------- ----------------------------------- ----------- --------------------
 7/31/2008    S.A.C. Capital Associates, LLC       -165                   44.15
----------- ----------------------------------- ----------- --------------------
 7/31/2008    S.A.C. Capital Associates, LLC       -85                    44.17
----------- ----------------------------------- ----------- --------------------
 7/31/2008    S.A.C. Capital Associates, LLC       -200                   44.18
----------- ----------------------------------- ----------- --------------------
 7/31/2008     S.A.C. MultiQuant Fund, LLC         -100                   44.25
----------- ----------------------------------- ----------- --------------------
 7/31/2008     S.A.C. MultiQuant Fund, LLC         -200                   44.26
----------- ----------------------------------- ----------- --------------------
 7/31/2008     S.A.C. MultiQuant Fund, LLC         -200                   44.27
----------- ----------------------------------- ----------- --------------------
 7/31/2008     S.A.C. MultiQuant Fund, LLC         -100                   44.28
----------- ----------------------------------- ----------- --------------------
 7/31/2008     S.A.C. MultiQuant Fund, LLC         -100                   44.29
----------- ----------------------------------- ----------- --------------------
 7/31/2008     S.A.C. MultiQuant Fund, LLC         -100                   44.31
----------- ----------------------------------- ----------- --------------------
 7/31/2008     S.A.C. MultiQuant Fund, LLC         -100                   44.32
----------- ----------------------------------- ----------- --------------------
 7/31/2008     S.A.C. MultiQuant Fund, LLC         -200                   44.34
----------- ----------------------------------- ----------- --------------------
 7/31/2008     S.A.C. MultiQuant Fund, LLC         -400                   44.35
----------- ----------------------------------- ----------- --------------------
 7/31/2008     S.A.C. MultiQuant Fund, LLC         -100                   44.36
----------- ----------------------------------- ----------- --------------------
  8/1/2008       S.A.C. Select Fund, LLC           -500                   43.49
----------- ----------------------------------- ----------- --------------------
  8/1/2008    S.A.C. Capital Associates, LLC      -73000                   43.5
----------- ----------------------------------- ----------- --------------------
  8/1/2008    S.A.C. Capital Associates, LLC       -100                  43.508
----------- ----------------------------------- ----------- --------------------
  8/1/2008       S.A.C. Select Fund, LLC           -900                   43.51
----------- ----------------------------------- ----------- --------------------
  8/1/2008    Sigma Capital Associates, LLC        1000                   43.52
----------- ----------------------------------- ----------- --------------------
  8/1/2008     S.A.C. MultiQuant Fund, LLC         -100                   43.52
----------- ----------------------------------- ----------- --------------------
  8/1/2008       S.A.C. Select Fund, LLC          -1300                   43.52
----------- ----------------------------------- ----------- --------------------
  8/1/2008    S.A.C. Capital Associates, LLC       -200                  43.525
----------- ----------------------------------- ----------- --------------------
  8/1/2008    Sigma Capital Associates, LLC        1645                   43.53
----------- ----------------------------------- ----------- --------------------
  8/1/2008    S.A.C. Capital Associates, LLC      -14300                  43.53
----------- ----------------------------------- ----------- --------------------
  8/1/2008     S.A.C. MultiQuant Fund, LLC         -100                   43.53
----------- ----------------------------------- ----------- --------------------
  8/1/2008       S.A.C. Select Fund, LLC           -400                   43.53
----------- ----------------------------------- ----------- --------------------
  8/1/2008    Sigma Capital Associates, LLC        2300                   43.54
----------- ----------------------------------- ----------- --------------------
  8/1/2008    S.A.C. Capital Associates, LLC      -1900                   43.54
----------- ----------------------------------- ----------- --------------------
  8/1/2008       S.A.C. Select Fund, LLC          -1337                   43.54
----------- ----------------------------------- ----------- --------------------
  8/1/2008    Sigma Capital Associates, LLC        100                   43.545
----------- ----------------------------------- ----------- --------------------

----------- ----------------------------------- ----------- --------------------
  8/1/2008    S.A.C. Capital Associates, LLC       -100                  43.545
----------- ----------------------------------- ----------- --------------------
  8/1/2008    Sigma Capital Associates, LLC        1900                   43.55
----------- ----------------------------------- ----------- --------------------
  8/1/2008    S.A.C. Capital Associates, LLC       -600                   43.55
----------- ----------------------------------- ----------- --------------------
  8/1/2008       S.A.C. Select Fund, LLC          -4487                   43.55
----------- ----------------------------------- ----------- --------------------
  8/1/2008    Sigma Capital Associates, LLC        8100                   43.56
----------- ----------------------------------- ----------- --------------------
  8/1/2008    S.A.C. Capital Associates, LLC      -1000                   43.56
----------- ----------------------------------- ----------- --------------------
  8/1/2008       S.A.C. Select Fund, LLC          -4100                   43.56
----------- ----------------------------------- ----------- --------------------
  8/1/2008    Sigma Capital Associates, LLC        604                    43.57
----------- ----------------------------------- ----------- --------------------
  8/1/2008     S.A.C. MultiQuant Fund, LLC         -100                   43.57
----------- ----------------------------------- ----------- --------------------
  8/1/2008       S.A.C. Select Fund, LLC          -1600                   43.57
----------- ----------------------------------- ----------- --------------------
  8/1/2008    Sigma Capital Associates, LLC        1500                   43.58
----------- ----------------------------------- ----------- --------------------
  8/1/2008       S.A.C. Select Fund, LLC           -300                   43.58
----------- ----------------------------------- ----------- --------------------
  8/1/2008    Sigma Capital Associates, LLC        3555                   43.59
----------- ----------------------------------- ----------- --------------------
  8/1/2008       S.A.C. Select Fund, LLC          -3163                   43.59
----------- ----------------------------------- ----------- --------------------
  8/1/2008    Sigma Capital Associates, LLC       25000                 43.5905
----------- ----------------------------------- ----------- --------------------
  8/1/2008    Sigma Capital Associates, LLC        4296                    43.6
----------- ----------------------------------- ----------- --------------------
  8/1/2008    S.A.C. Capital Associates, LLC       -671                    43.6
----------- ----------------------------------- ----------- --------------------
  8/1/2008       S.A.C. Select Fund, LLC           -763                    43.6
----------- ----------------------------------- ----------- --------------------
  8/1/2008    S.A.C. Capital Associates, LLC       -500                   43.61
----------- ----------------------------------- ----------- --------------------
  8/1/2008     S.A.C. MultiQuant Fund, LLC         -400                   43.61
----------- ----------------------------------- ----------- --------------------
  8/1/2008       S.A.C. Select Fund, LLC          -2300                   43.61
----------- ----------------------------------- ----------- --------------------
  8/1/2008    S.A.C. Capital Associates, LLC      -3125                   43.62
----------- ----------------------------------- ----------- --------------------
  8/1/2008    S.A.C. Capital Associates, LLC      -1000                   43.63
----------- ----------------------------------- ----------- --------------------
  8/1/2008       S.A.C. Select Fund, LLC           -200                   43.63
----------- ----------------------------------- ----------- --------------------
  8/1/2008    S.A.C. Capital Associates, LLC      -1004                   43.64
----------- ----------------------------------- ----------- --------------------
  8/1/2008     S.A.C. MultiQuant Fund, LLC         -100                   43.64
----------- ----------------------------------- ----------- --------------------
  8/1/2008       S.A.C. Select Fund, LLC           -992                   43.64
----------- ----------------------------------- ----------- --------------------
  8/1/2008    S.A.C. Capital Associates, LLC      -2100                   43.65
----------- ----------------------------------- ----------- --------------------
  8/1/2008     S.A.C. MultiQuant Fund, LLC         -300                   43.65
----------- ----------------------------------- ----------- --------------------
  8/1/2008       S.A.C. Select Fund, LLC          -1100                   43.65
----------- ----------------------------------- ----------- --------------------
  8/1/2008       S.A.C. Select Fund, LLC           -100                  43.655
----------- ----------------------------------- ----------- --------------------
  8/1/2008     S.A.C. MultiQuant Fund, LLC         -100                   43.66
----------- ----------------------------------- ----------- --------------------
  8/1/2008       S.A.C. Select Fund, LLC          -2400                   43.66
----------- ----------------------------------- ----------- --------------------
  8/1/2008       S.A.C. Select Fund, LLC          -1808                   43.67
----------- ----------------------------------- ----------- --------------------
  8/1/2008       S.A.C. Select Fund, LLC           -100                  43.675
----------- ----------------------------------- ----------- --------------------
  8/1/2008       S.A.C. Select Fund, LLC           -550                   43.68
----------- ----------------------------------- ----------- --------------------
  8/1/2008     S.A.C. MultiQuant Fund, LLC         300                    43.69
----------- ----------------------------------- ----------- --------------------
  8/1/2008    S.A.C. Capital Associates, LLC       -200                   43.69
----------- ----------------------------------- ----------- --------------------
  8/1/2008     S.A.C. MultiQuant Fund, LLC         -100                   43.69
----------- ----------------------------------- ----------- --------------------
  8/1/2008       S.A.C. Select Fund, LLC          -1300                   43.69
----------- ----------------------------------- ----------- --------------------
  8/1/2008    S.A.C. Capital Associates, LLC       -200                    43.7
----------- ----------------------------------- ----------- --------------------
  8/1/2008     S.A.C. MultiQuant Fund, LLC         -100                    43.7
----------- ----------------------------------- ----------- --------------------
  8/1/2008       S.A.C. Select Fund, LLC          -1300                    43.7
----------- ----------------------------------- ----------- --------------------
  8/1/2008     S.A.C. MultiQuant Fund, LLC         -100                   43.71
----------- ----------------------------------- ----------- --------------------
  8/1/2008       S.A.C. Select Fund, LLC          -2100                   43.71
----------- ----------------------------------- ----------- --------------------
  8/1/2008       S.A.C. Select Fund, LLC           -200                  43.715
----------- ----------------------------------- ----------- --------------------
  8/1/2008       S.A.C. Select Fund, LLC           -300                   43.72
----------- ----------------------------------- ----------- --------------------
  8/1/2008       S.A.C. Select Fund, LLC           -100                   43.73
----------- ----------------------------------- ----------- --------------------
----------- ----------------------------------- ----------- --------------------

  8/1/2008     S.A.C. MultiQuant Fund, LLC         -200                   44.09
----------- ----------------------------------- ----------- --------------------
  8/1/2008     S.A.C. MultiQuant Fund, LLC         200                    44.17
----------- ----------------------------------- ----------- --------------------
  8/1/2008     S.A.C. MultiQuant Fund, LLC         -200                   44.32
----------- ----------------------------------- ----------- --------------------
  8/1/2008     S.A.C. MultiQuant Fund, LLC         200                    44.41
----------- ----------------------------------- ----------- --------------------
  8/4/2008    CR Intrinsic Investments, LLC        -800                   42.81
----------- ----------------------------------- ----------- --------------------
  8/4/2008    CR Intrinsic Investments, LLC       -1200                 42.8125
----------- ----------------------------------- ----------- --------------------
  8/4/2008    CR Intrinsic Investments, LLC        -100                  42.815
----------- ----------------------------------- ----------- --------------------
  8/4/2008    CR Intrinsic Investments, LLC       -1200                   42.82
----------- ----------------------------------- ----------- --------------------
  8/4/2008    CR Intrinsic Investments, LLC       -1000                 42.8225
----------- ----------------------------------- ----------- --------------------
  8/4/2008    CR Intrinsic Investments, LLC        -200                  42.825
----------- ----------------------------------- ----------- --------------------
  8/4/2008    CR Intrinsic Investments, LLC        -500                   42.83
----------- ----------------------------------- ----------- --------------------
  8/4/2008     S.A.C. MultiQuant Fund, LLC         -100                   42.86
----------- ----------------------------------- ----------- --------------------
  8/4/2008    CR Intrinsic Investments, LLC        -900                   42.87
----------- ----------------------------------- ----------- --------------------
  8/4/2008    CR Intrinsic Investments, LLC        -100                 42.8775
----------- ----------------------------------- ----------- --------------------
  8/4/2008    CR Intrinsic Investments, LLC       -1722                   42.89
----------- ----------------------------------- ----------- --------------------
  8/4/2008    CR Intrinsic Investments, LLC        -900                  42.893
----------- ----------------------------------- ----------- --------------------
  8/4/2008    CR Intrinsic Investments, LLC       -5600                  42.895
----------- ----------------------------------- ----------- --------------------
  8/4/2008    CR Intrinsic Investments, LLC       -5000                    42.9
----------- ----------------------------------- ----------- --------------------
  8/4/2008     S.A.C. MultiQuant Fund, LLC         -200                    42.9
----------- ----------------------------------- ----------- --------------------
  8/4/2008    CR Intrinsic Investments, LLC        -300                 42.9001
----------- ----------------------------------- ----------- --------------------
  8/4/2008    CR Intrinsic Investments, LLC        -200                  42.905
----------- ----------------------------------- ----------- --------------------
  8/4/2008    CR Intrinsic Investments, LLC       -3200                   42.91
----------- ----------------------------------- ----------- --------------------
  8/4/2008     S.A.C. MultiQuant Fund, LLC         -200                   42.91
----------- ----------------------------------- ----------- --------------------
  8/4/2008    CR Intrinsic Investments, LLC       -4000                   42.92
----------- ----------------------------------- ----------- --------------------
  8/4/2008     S.A.C. MultiQuant Fund, LLC         -200                   42.92
----------- ----------------------------------- ----------- --------------------
  8/4/2008    CR Intrinsic Investments, LLC         -6                  42.9201
----------- ----------------------------------- ----------- --------------------
  8/4/2008    CR Intrinsic Investments, LLC        -100                  42.921
----------- ----------------------------------- ----------- --------------------
  8/4/2008    CR Intrinsic Investments, LLC        -994                   42.93
----------- ----------------------------------- ----------- --------------------
  8/4/2008     S.A.C. MultiQuant Fund, LLC         -100                   42.93
----------- ----------------------------------- ----------- --------------------
  8/4/2008    CR Intrinsic Investments, LLC        -500                  42.935
----------- ----------------------------------- ----------- --------------------
  8/4/2008    CR Intrinsic Investments, LLC        -600                   42.94
----------- ----------------------------------- ----------- --------------------
  8/4/2008    CR Intrinsic Investments, LLC       -5778                   42.95
----------- ----------------------------------- ----------- --------------------
  8/4/2008    CR Intrinsic Investments, LLC        -100                  42.951
----------- ----------------------------------- ----------- --------------------
  8/4/2008     S.A.C. MultiQuant Fund, LLC         -100                   42.97
----------- ----------------------------------- ----------- --------------------
  8/4/2008     S.A.C. MultiQuant Fund, LLC         -200                   42.98
----------- ----------------------------------- ----------- --------------------
  8/4/2008     S.A.C. MultiQuant Fund, LLC         -900                   42.99
----------- ----------------------------------- ----------- --------------------
  8/4/2008     S.A.C. MultiQuant Fund, LLC        -1300                      43
----------- ----------------------------------- ----------- --------------------
  8/4/2008     S.A.C. MultiQuant Fund, LLC         -100                  43.009
----------- ----------------------------------- ----------- --------------------
  8/4/2008     S.A.C. MultiQuant Fund, LLC         -700                   43.01
----------- ----------------------------------- ----------- --------------------
  8/4/2008     S.A.C. MultiQuant Fund, LLC         -100                  43.015
----------- ----------------------------------- ----------- --------------------
  8/4/2008     S.A.C. MultiQuant Fund, LLC         -700                   43.02
----------- ----------------------------------- ----------- --------------------
  8/4/2008     S.A.C. MultiQuant Fund, LLC         -700                   43.03
----------- ----------------------------------- ----------- --------------------
  8/4/2008     S.A.C. MultiQuant Fund, LLC         -807                   43.04
----------- ----------------------------------- ----------- --------------------
  8/4/2008    CR Intrinsic Investments, LLC        -700                   43.05
----------- ----------------------------------- ----------- --------------------
  8/4/2008     S.A.C. MultiQuant Fund, LLC         -993                   43.05
----------- ----------------------------------- ----------- --------------------
  8/4/2008    CR Intrinsic Investments, LLC       -9300                   43.06
----------- ----------------------------------- ----------- --------------------
  8/4/2008     S.A.C. MultiQuant Fund, LLC         -800                   43.06
----------- ----------------------------------- ----------- --------------------
  8/4/2008    CR Intrinsic Investments, LLC        -200                  43.065
----------- ----------------------------------- ----------- --------------------

----------- ----------------------------------- ----------- --------------------
  8/4/2008    CR Intrinsic Investments, LLC        -900                   43.07
----------- ----------------------------------- ----------- --------------------
  8/4/2008     S.A.C. MultiQuant Fund, LLC         -400                   43.07
----------- ----------------------------------- ----------- --------------------
  8/4/2008    CR Intrinsic Investments, LLC        -100                  43.075
----------- ----------------------------------- ----------- --------------------
  8/4/2008    CR Intrinsic Investments, LLC       -3700                   43.08
----------- ----------------------------------- ----------- --------------------
  8/4/2008     S.A.C. MultiQuant Fund, LLC         -500                   43.08
----------- ----------------------------------- ----------- --------------------
  8/4/2008     S.A.C. MultiQuant Fund, LLC         -325                   43.09
----------- ----------------------------------- ----------- --------------------
  8/4/2008     S.A.C. MultiQuant Fund, LLC         -100                    43.1
----------- ----------------------------------- ----------- --------------------
  8/4/2008     S.A.C. MultiQuant Fund, LLC         -600                   43.11
----------- ----------------------------------- ----------- --------------------
  8/4/2008     S.A.C. MultiQuant Fund, LLC         -200                   43.12
----------- ----------------------------------- ----------- --------------------
  8/4/2008     S.A.C. MultiQuant Fund, LLC         -400                   43.13
----------- ----------------------------------- ----------- --------------------
  8/4/2008    CR Intrinsic Investments, LLC       -2058                   43.14
----------- ----------------------------------- ----------- --------------------
  8/4/2008     S.A.C. MultiQuant Fund, LLC        -1300                   43.14
----------- ----------------------------------- ----------- --------------------
  8/4/2008     S.A.C. MultiQuant Fund, LLC        -1200                   43.15
----------- ----------------------------------- ----------- --------------------
  8/4/2008     S.A.C. MultiQuant Fund, LLC         -200                   43.16
----------- ----------------------------------- ----------- --------------------
  8/4/2008     S.A.C. MultiQuant Fund, LLC         -500                   43.17
----------- ----------------------------------- ----------- --------------------
  8/4/2008     S.A.C. MultiQuant Fund, LLC         -100                  43.175
----------- ----------------------------------- ----------- --------------------
  8/4/2008    CR Intrinsic Investments, LLC       -2500                   43.18
----------- ----------------------------------- ----------- --------------------
  8/4/2008     S.A.C. MultiQuant Fund, LLC         -300                   43.18
----------- ----------------------------------- ----------- --------------------
  8/4/2008     S.A.C. MultiQuant Fund, LLC         -400                   43.19
----------- ----------------------------------- ----------- --------------------
  8/4/2008    CR Intrinsic Investments, LLC       -20774                   43.2
----------- ----------------------------------- ----------- --------------------
  8/4/2008     S.A.C. MultiQuant Fund, LLC         -575                    43.2
----------- ----------------------------------- ----------- --------------------
  8/4/2008    CR Intrinsic Investments, LLC       -1600                  43.203
----------- ----------------------------------- ----------- --------------------
  8/4/2008    CR Intrinsic Investments, LLC       -1900                  43.205
----------- ----------------------------------- ----------- --------------------
  8/4/2008    CR Intrinsic Investments, LLC        -300                 43.2075
----------- ----------------------------------- ----------- --------------------
  8/4/2008    CR Intrinsic Investments, LLC       -8100                   43.21
----------- ----------------------------------- ----------- --------------------
  8/4/2008    CR Intrinsic Investments, LLC       -3200                  43.213
----------- ----------------------------------- ----------- --------------------
  8/4/2008    CR Intrinsic Investments, LLC        -900                  43.215
----------- ----------------------------------- ----------- --------------------
  8/4/2008    CR Intrinsic Investments, LLC        -900                   43.22
----------- ----------------------------------- ----------- --------------------
  8/4/2008    CR Intrinsic Investments, LLC        -400                   43.23
----------- ----------------------------------- ----------- --------------------
  8/4/2008    CR Intrinsic Investments, LLC        -900                   43.24
----------- ----------------------------------- ----------- --------------------
  8/4/2008     S.A.C. MultiQuant Fund, LLC         -100                   43.24
----------- ----------------------------------- ----------- --------------------
  8/4/2008    CR Intrinsic Investments, LLC        -315                   43.25
----------- ----------------------------------- ----------- --------------------
  8/4/2008    CR Intrinsic Investments, LLC       -3300                   43.26
----------- ----------------------------------- ----------- --------------------
  8/4/2008    CR Intrinsic Investments, LLC       -1653                   43.27
----------- ----------------------------------- ----------- --------------------
  8/4/2008    CR Intrinsic Investments, LLC        -300                   43.29
----------- ----------------------------------- ----------- --------------------
  8/4/2008    CR Intrinsic Investments, LLC        -400                    43.3
----------- ----------------------------------- ----------- --------------------
  8/4/2008    CR Intrinsic Investments, LLC        -600                   43.31
----------- ----------------------------------- ----------- --------------------
  8/5/2008     S.A.C. MultiQuant Fund, LLC         200                    42.67
----------- ----------------------------------- ----------- --------------------
  8/5/2008     S.A.C. MultiQuant Fund, LLC         100                    42.68
----------- ----------------------------------- ----------- --------------------
  8/5/2008     S.A.C. MultiQuant Fund, LLC         200                    42.69
----------- ----------------------------------- ----------- --------------------
  8/5/2008     S.A.C. MultiQuant Fund, LLC         500                     42.7
----------- ----------------------------------- ----------- --------------------
  8/5/2008     S.A.C. MultiQuant Fund, LLC         103                    42.71
----------- ----------------------------------- ----------- --------------------
  8/5/2008     S.A.C. MultiQuant Fund, LLC         200                    42.78
----------- ----------------------------------- ----------- --------------------
  8/5/2008    CR Intrinsic Investments, LLC        -300                   42.79
----------- ----------------------------------- ----------- --------------------
  8/5/2008    CR Intrinsic Investments, LLC        -100                    42.8
----------- ----------------------------------- ----------- --------------------
  8/5/2008     S.A.C. MultiQuant Fund, LLC         100                    42.81
----------- ----------------------------------- ----------- --------------------
  8/5/2008    CR Intrinsic Investments, LLC        -500                   42.81
----------- ----------------------------------- ----------- --------------------
  8/5/2008     S.A.C. MultiQuant Fund, LLC         100                    42.82
----------- ----------------------------------- ----------- --------------------

----------- ----------------------------------- ----------- --------------------
  8/5/2008    CR Intrinsic Investments, LLC       -1200                   42.82
----------- ----------------------------------- ----------- --------------------
  8/5/2008    CR Intrinsic Investments, LLC       -3700                   42.83
----------- ----------------------------------- ----------- --------------------
  8/5/2008     S.A.C. MultiQuant Fund, LLC         100                    42.84
----------- ----------------------------------- ----------- --------------------
  8/5/2008    CR Intrinsic Investments, LLC       -3700                   42.84
----------- ----------------------------------- ----------- --------------------
  8/5/2008    CR Intrinsic Investments, LLC        -100                  42.845
----------- ----------------------------------- ----------- --------------------
  8/5/2008    CR Intrinsic Investments, LLC       -12500                  42.85
----------- ----------------------------------- ----------- --------------------
  8/5/2008    CR Intrinsic Investments, LLC       -4200                   42.86
----------- ----------------------------------- ----------- --------------------
  8/5/2008    CR Intrinsic Investments, LLC       -3100                   42.87
----------- ----------------------------------- ----------- --------------------
  8/5/2008    CR Intrinsic Investments, LLC       -2900                   42.88
----------- ----------------------------------- ----------- --------------------
  8/5/2008    CR Intrinsic Investments, LLC        -100                  42.885
----------- ----------------------------------- ----------- --------------------
  8/5/2008    CR Intrinsic Investments, LLC       -5100                   42.89
----------- ----------------------------------- ----------- --------------------
  8/5/2008    CR Intrinsic Investments, LLC       -2700                    42.9
----------- ----------------------------------- ----------- --------------------
  8/5/2008     S.A.C. MultiQuant Fund, LLC         100                    42.91
----------- ----------------------------------- ----------- --------------------
  8/5/2008    CR Intrinsic Investments, LLC       -3100                   42.91
----------- ----------------------------------- ----------- --------------------
  8/5/2008     S.A.C. MultiQuant Fund, LLC         100                    42.92
----------- ----------------------------------- ----------- --------------------
  8/5/2008    CR Intrinsic Investments, LLC       -1100                   42.92
----------- ----------------------------------- ----------- --------------------
  8/5/2008     S.A.C. MultiQuant Fund, LLC         -803                   42.92
----------- ----------------------------------- ----------- --------------------
  8/5/2008     S.A.C. MultiQuant Fund, LLC         100                    42.93
----------- ----------------------------------- ----------- --------------------
  8/5/2008    CR Intrinsic Investments, LLC       -2700                   42.93
----------- ----------------------------------- ----------- --------------------
  8/5/2008     S.A.C. MultiQuant Fund, LLC         -100                   42.93
----------- ----------------------------------- ----------- --------------------
  8/5/2008    CR Intrinsic Investments, LLC       -1900                   42.94
----------- ----------------------------------- ----------- --------------------
  8/5/2008     S.A.C. MultiQuant Fund, LLC         -400                   42.94
----------- ----------------------------------- ----------- --------------------
  8/5/2008    CR Intrinsic Investments, LLC       -10300                  42.95
----------- ----------------------------------- ----------- --------------------
  8/5/2008     S.A.C. MultiQuant Fund, LLC         -100                   42.95
----------- ----------------------------------- ----------- --------------------
  8/5/2008    CR Intrinsic Investments, LLC       -1700                   42.96
----------- ----------------------------------- ----------- --------------------
  8/5/2008     S.A.C. MultiQuant Fund, LLC         100                    42.97
----------- ----------------------------------- ----------- --------------------
  8/5/2008    CR Intrinsic Investments, LLC       -1200                   42.97
----------- ----------------------------------- ----------- --------------------
  8/5/2008    CR Intrinsic Investments, LLC        -200                  42.975
----------- ----------------------------------- ----------- --------------------
  8/5/2008    CR Intrinsic Investments, LLC        -400                   42.98
----------- ----------------------------------- ----------- --------------------
  8/5/2008     S.A.C. MultiQuant Fund, LLC         -200                   42.98
----------- ----------------------------------- ----------- --------------------
  8/5/2008    CR Intrinsic Investments, LLC       -1000                   42.99
----------- ----------------------------------- ----------- --------------------
  8/5/2008     S.A.C. MultiQuant Fund, LLC         -200                   42.99
----------- ----------------------------------- ----------- --------------------
  8/5/2008    CR Intrinsic Investments, LLC       -27300                     43
----------- ----------------------------------- ----------- --------------------
  8/5/2008     S.A.C. MultiQuant Fund, LLC         -100                      43
----------- ----------------------------------- ----------- --------------------
  8/5/2008    CR Intrinsic Investments, LLC        -400                   43.01
----------- ----------------------------------- ----------- --------------------
  8/5/2008     S.A.C. MultiQuant Fund, LLC         -108                   43.01
----------- ----------------------------------- ----------- --------------------
  8/5/2008     S.A.C. MultiQuant Fund, LLC         100                    43.02
----------- ----------------------------------- ----------- --------------------
  8/5/2008    CR Intrinsic Investments, LLC        -100                   43.02
----------- ----------------------------------- ----------- --------------------
  8/5/2008     S.A.C. MultiQuant Fund, LLC         -100                   43.02
----------- ----------------------------------- ----------- --------------------
  8/5/2008    CR Intrinsic Investments, LLC        -100                   43.03
----------- ----------------------------------- ----------- --------------------
  8/5/2008     S.A.C. MultiQuant Fund, LLC         -100                   43.03
----------- ----------------------------------- ----------- --------------------
  8/5/2008    CR Intrinsic Investments, LLC        -100                   43.04
----------- ----------------------------------- ----------- --------------------
  8/5/2008     S.A.C. MultiQuant Fund, LLC         -92                    43.04
----------- ----------------------------------- ----------- --------------------
  8/5/2008    CR Intrinsic Investments, LLC        -200                   43.05
----------- ----------------------------------- ----------- --------------------
  8/5/2008     S.A.C. MultiQuant Fund, LLC         -300                   43.05
----------- ----------------------------------- ----------- --------------------
  8/5/2008     S.A.C. MultiQuant Fund, LLC         200                    43.06
----------- ----------------------------------- ----------- --------------------
  8/5/2008     S.A.C. MultiQuant Fund, LLC         -100                   43.06
----------- ----------------------------------- ----------- --------------------
  8/5/2008     S.A.C. MultiQuant Fund, LLC         100                    43.07
----------- ----------------------------------- ----------- --------------------

----------- ----------------------------------- ----------- --------------------
  8/5/2008    CR Intrinsic Investments, LLC        -700                   43.07
----------- ----------------------------------- ----------- --------------------
  8/5/2008     S.A.C. MultiQuant Fund, LLC         -100                   43.07
----------- ----------------------------------- ----------- --------------------
  8/5/2008    CR Intrinsic Investments, LLC        -100                   43.08
----------- ----------------------------------- ----------- --------------------
  8/5/2008     S.A.C. MultiQuant Fund, LLC         -200                   43.08
----------- ----------------------------------- ----------- --------------------
  8/5/2008    CR Intrinsic Investments, LLC       -1300                   43.09
----------- ----------------------------------- ----------- --------------------
  8/5/2008     S.A.C. MultiQuant Fund, LLC         -100                   43.09
----------- ----------------------------------- ----------- --------------------
  8/5/2008    CR Intrinsic Investments, LLC        -900                    43.1
----------- ----------------------------------- ----------- --------------------
  8/5/2008     S.A.C. MultiQuant Fund, LLC         -100                    43.1
----------- ----------------------------------- ----------- --------------------
  8/5/2008    CR Intrinsic Investments, LLC        -100                   43.11
----------- ----------------------------------- ----------- --------------------
  8/5/2008     S.A.C. MultiQuant Fund, LLC         100                    43.12
----------- ----------------------------------- ----------- --------------------
  8/5/2008    CR Intrinsic Investments, LLC        -100                   43.12
----------- ----------------------------------- ----------- --------------------
  8/5/2008     S.A.C. MultiQuant Fund, LLC         100                    43.13
----------- ----------------------------------- ----------- --------------------
  8/5/2008    CR Intrinsic Investments, LLC        -700                   43.13
----------- ----------------------------------- ----------- --------------------
  8/5/2008    CR Intrinsic Investments, LLC        -200                   43.14
----------- ----------------------------------- ----------- --------------------
  8/5/2008    CR Intrinsic Investments, LLC        -100                   43.15
----------- ----------------------------------- ----------- --------------------
  8/5/2008    CR Intrinsic Investments, LLC        -100                   43.17
----------- ----------------------------------- ----------- --------------------
  8/5/2008     S.A.C. MultiQuant Fund, LLC         100                   43.175
----------- ----------------------------------- ----------- --------------------
  8/5/2008     S.A.C. MultiQuant Fund, LLC         100                    43.19
----------- ----------------------------------- ----------- --------------------
  8/5/2008    CR Intrinsic Investments, LLC        -800                   43.19
----------- ----------------------------------- ----------- --------------------
  8/5/2008     S.A.C. MultiQuant Fund, LLC         -100                    43.2
----------- ----------------------------------- ----------- --------------------
  8/5/2008    CR Intrinsic Investments, LLC        -100                   43.21
----------- ----------------------------------- ----------- --------------------
  8/5/2008     S.A.C. MultiQuant Fund, LLC         -200                   43.21
----------- ----------------------------------- ----------- --------------------
  8/5/2008     S.A.C. MultiQuant Fund, LLC         100                    43.22
----------- ----------------------------------- ----------- --------------------
  8/5/2008    CR Intrinsic Investments, LLC        -100                   43.22
----------- ----------------------------------- ----------- --------------------
  8/5/2008    CR Intrinsic Investments, LLC        -100                   43.23
----------- ----------------------------------- ----------- --------------------
  8/5/2008    CR Intrinsic Investments, LLC        -400                   43.25
----------- ----------------------------------- ----------- --------------------
  8/5/2008    CR Intrinsic Investments, LLC        -200                   43.26
----------- ----------------------------------- ----------- --------------------
  8/5/2008    CR Intrinsic Investments, LLC        -200                   43.27
----------- ----------------------------------- ----------- --------------------
  8/5/2008    CR Intrinsic Investments, LLC        -100                   43.28
----------- ----------------------------------- ----------- --------------------
  8/5/2008    CR Intrinsic Investments, LLC        -700                   43.29
----------- ----------------------------------- ----------- --------------------
  8/5/2008    CR Intrinsic Investments, LLC        -600                    43.3
----------- ----------------------------------- ----------- --------------------
  8/5/2008     S.A.C. MultiQuant Fund, LLC         -100                    43.3
----------- ----------------------------------- ----------- --------------------
  8/5/2008    CR Intrinsic Investments, LLC        -600                   43.31
----------- ----------------------------------- ----------- --------------------
  8/5/2008    CR Intrinsic Investments, LLC        -100                   43.32
----------- ----------------------------------- ----------- --------------------
  8/5/2008     S.A.C. MultiQuant Fund, LLC         -100                   43.34
----------- ----------------------------------- ----------- --------------------
  8/5/2008     S.A.C. MultiQuant Fund, LLC         -300                   43.38
----------- ----------------------------------- ----------- --------------------
  8/5/2008     S.A.C. MultiQuant Fund, LLC         -100                   43.42
----------- ----------------------------------- ----------- --------------------
  8/5/2008     S.A.C. MultiQuant Fund, LLC         -900                   43.44
----------- ----------------------------------- ----------- --------------------
  8/5/2008     S.A.C. MultiQuant Fund, LLC         -800                   43.46
----------- ----------------------------------- ----------- --------------------
  8/6/2008     S.A.C. MultiQuant Fund, LLC         -100                    42.8
----------- ----------------------------------- ----------- --------------------
  8/6/2008     S.A.C. MultiQuant Fund, LLC         -300                   42.82
----------- ----------------------------------- ----------- --------------------
  8/6/2008     S.A.C. MultiQuant Fund, LLC         -200                   42.83
----------- ----------------------------------- ----------- --------------------
  8/6/2008     S.A.C. MultiQuant Fund, LLC         -300                   42.84
----------- ----------------------------------- ----------- --------------------
  8/6/2008     S.A.C. MultiQuant Fund, LLC         -100                   42.86
----------- ----------------------------------- ----------- --------------------
  8/6/2008     S.A.C. MultiQuant Fund, LLC         -200                   42.87
----------- ----------------------------------- ----------- --------------------
  8/6/2008     S.A.C. MultiQuant Fund, LLC         -100                   42.88
----------- ----------------------------------- ----------- --------------------
  8/6/2008     S.A.C. MultiQuant Fund, LLC         -400                   42.89
----------- ----------------------------------- ----------- --------------------
  8/6/2008     S.A.C. MultiQuant Fund, LLC         -100                   42.91
----------- ----------------------------------- ----------- --------------------

----------- ----------------------------------- ----------- --------------------
  8/6/2008     S.A.C. MultiQuant Fund, LLC         -200                   42.92
----------- ----------------------------------- ----------- --------------------
  8/6/2008     S.A.C. MultiQuant Fund, LLC         -100                  42.925
----------- ----------------------------------- ----------- --------------------
  8/6/2008     S.A.C. MultiQuant Fund, LLC         -200                   42.94
----------- ----------------------------------- ----------- --------------------
  8/6/2008     S.A.C. MultiQuant Fund, LLC         -100                   42.95
----------- ----------------------------------- ----------- --------------------
  8/6/2008     S.A.C. MultiQuant Fund, LLC         -100                   42.96
----------- ----------------------------------- ----------- --------------------
  8/6/2008     S.A.C. MultiQuant Fund, LLC         -100                   42.99
----------- ----------------------------------- ----------- --------------------
  8/6/2008     S.A.C. MultiQuant Fund, LLC         -300                      43
----------- ----------------------------------- ----------- --------------------
  8/6/2008     S.A.C. MultiQuant Fund, LLC         -100                   43.01
----------- ----------------------------------- ----------- --------------------
  8/6/2008     S.A.C. MultiQuant Fund, LLC         -101                   43.03
----------- ----------------------------------- ----------- --------------------
  8/6/2008     S.A.C. MultiQuant Fund, LLC          1                     43.04
----------- ----------------------------------- ----------- --------------------
  8/6/2008     S.A.C. MultiQuant Fund, LLC         -200                   43.05
----------- ----------------------------------- ----------- --------------------
  8/6/2008     S.A.C. MultiQuant Fund, LLC         -200                   43.06
----------- ----------------------------------- ----------- --------------------
  8/6/2008     S.A.C. MultiQuant Fund, LLC         -100                   43.07
----------- ----------------------------------- ----------- --------------------
  8/6/2008     S.A.C. MultiQuant Fund, LLC         -600                   43.08
----------- ----------------------------------- ----------- --------------------
  8/6/2008     S.A.C. MultiQuant Fund, LLC         -100                   43.09
----------- ----------------------------------- ----------- --------------------
  8/6/2008     S.A.C. MultiQuant Fund, LLC         -100                   43.11
----------- ----------------------------------- ----------- --------------------
  8/6/2008     S.A.C. MultiQuant Fund, LLC         -100                   43.12
----------- ----------------------------------- ----------- --------------------
  8/6/2008     S.A.C. MultiQuant Fund, LLC         -100                   43.13
----------- ----------------------------------- ----------- --------------------
  8/6/2008     S.A.C. MultiQuant Fund, LLC         -100                   43.17
----------- ----------------------------------- ----------- --------------------
  8/6/2008     S.A.C. MultiQuant Fund, LLC         -200                   43.19
----------- ----------------------------------- ----------- --------------------
  8/6/2008     S.A.C. MultiQuant Fund, LLC         -100                    43.2
----------- ----------------------------------- ----------- --------------------
  8/6/2008     S.A.C. MultiQuant Fund, LLC         -100                   43.21
----------- ----------------------------------- ----------- --------------------
  8/6/2008     S.A.C. MultiQuant Fund, LLC         -100                   43.22
----------- ----------------------------------- ----------- --------------------
  8/6/2008     S.A.C. MultiQuant Fund, LLC         -400                   43.24
----------- ----------------------------------- ----------- --------------------
  8/6/2008     S.A.C. MultiQuant Fund, LLC         -200                   43.25
----------- ----------------------------------- ----------- --------------------
  8/6/2008     S.A.C. MultiQuant Fund, LLC         -400                   43.26
----------- ----------------------------------- ----------- --------------------
  8/6/2008     S.A.C. MultiQuant Fund, LLC         -100                    43.3
----------- ----------------------------------- ----------- --------------------
  8/6/2008     S.A.C. MultiQuant Fund, LLC         -100                   43.44
----------- ----------------------------------- ----------- --------------------
  8/6/2008     S.A.C. MultiQuant Fund, LLC         -100                   43.45
----------- ----------------------------------- ----------- --------------------
  8/6/2008     S.A.C. MultiQuant Fund, LLC         -100                   43.53
----------- ----------------------------------- ----------- --------------------
  8/6/2008     S.A.C. MultiQuant Fund, LLC         100                    43.55
----------- ----------------------------------- ----------- --------------------
  8/6/2008     S.A.C. MultiQuant Fund, LLC         110                    43.58
----------- ----------------------------------- ----------- --------------------
  8/6/2008     S.A.C. MultiQuant Fund, LLC         -100                    43.6
----------- ----------------------------------- ----------- --------------------
  8/6/2008     S.A.C. MultiQuant Fund, LLC         -500                   43.61
----------- ----------------------------------- ----------- --------------------
  8/6/2008     S.A.C. MultiQuant Fund, LLC         -501                   43.62
----------- ----------------------------------- ----------- --------------------
  8/6/2008     S.A.C. MultiQuant Fund, LLC         -909                   43.63
----------- ----------------------------------- ----------- --------------------
  8/6/2008     S.A.C. MultiQuant Fund, LLC         -100                   43.64
----------- ----------------------------------- ----------- --------------------
  8/6/2008     S.A.C. MultiQuant Fund, LLC         100                    43.65
----------- ----------------------------------- ----------- --------------------
  8/6/2008     S.A.C. MultiQuant Fund, LLC         -200                   43.65
----------- ----------------------------------- ----------- --------------------
  8/6/2008     S.A.C. MultiQuant Fund, LLC         -900                   43.66
----------- ----------------------------------- ----------- --------------------
  8/6/2008     S.A.C. MultiQuant Fund, LLC         -400                   43.67
----------- ----------------------------------- ----------- --------------------
  8/6/2008     S.A.C. MultiQuant Fund, LLC         100                    43.68
----------- ----------------------------------- ----------- --------------------
  8/6/2008     S.A.C. MultiQuant Fund, LLC         -500                   43.68
----------- ----------------------------------- ----------- --------------------
  8/6/2008     S.A.C. MultiQuant Fund, LLC         -200                   43.69
----------- ----------------------------------- ----------- --------------------
  8/6/2008     S.A.C. MultiQuant Fund, LLC         -300                    43.7
----------- ----------------------------------- ----------- --------------------
  8/6/2008     S.A.C. MultiQuant Fund, LLC         -600                   43.72
----------- ----------------------------------- ----------- --------------------
  8/6/2008     S.A.C. MultiQuant Fund, LLC         -800                   43.73
----------- ----------------------------------- ----------- --------------------
  8/6/2008     S.A.C. MultiQuant Fund, LLC         -500                   43.74
----------- ----------------------------------- ----------- --------------------

----------- ----------------------------------- ----------- --------------------
  8/6/2008     S.A.C. MultiQuant Fund, LLC         -100                   43.75
----------- ----------------------------------- ----------- --------------------
  8/6/2008     S.A.C. MultiQuant Fund, LLC         -400                   43.76
----------- ----------------------------------- ----------- --------------------
  8/6/2008     S.A.C. MultiQuant Fund, LLC         -200                   43.77
----------- ----------------------------------- ----------- --------------------
  8/6/2008     S.A.C. MultiQuant Fund, LLC         -100                   43.78
----------- ----------------------------------- ----------- --------------------
  8/6/2008     S.A.C. MultiQuant Fund, LLC         -700                   43.79
----------- ----------------------------------- ----------- --------------------
  8/6/2008    S.A.C. Capital Associates, LLC       -150                    43.8
----------- ----------------------------------- ----------- --------------------
  8/6/2008     S.A.C. MultiQuant Fund, LLC         -400                    43.8
----------- ----------------------------------- ----------- --------------------
  8/6/2008    S.A.C. Capital Associates, LLC      -1400                   43.81
----------- ----------------------------------- ----------- --------------------
  8/6/2008     S.A.C. MultiQuant Fund, LLC         -200                   43.81
----------- ----------------------------------- ----------- --------------------
  8/6/2008    S.A.C. Capital Associates, LLC       -700                  43.811
----------- ----------------------------------- ----------- --------------------
  8/6/2008    S.A.C. Capital Associates, LLC       -900                   43.82
----------- ----------------------------------- ----------- --------------------
  8/6/2008     S.A.C. MultiQuant Fund, LLC         -200                   43.82
----------- ----------------------------------- ----------- --------------------
  8/6/2008    S.A.C. Capital Associates, LLC       -100                 43.8205
----------- ----------------------------------- ----------- --------------------
  8/6/2008    S.A.C. Capital Associates, LLC       -100                   43.83
----------- ----------------------------------- ----------- --------------------
  8/6/2008     S.A.C. MultiQuant Fund, LLC         -100                   43.83
----------- ----------------------------------- ----------- --------------------
  8/6/2008     S.A.C. MultiQuant Fund, LLC         -100                   43.84
----------- ----------------------------------- ----------- --------------------
  8/6/2008     S.A.C. MultiQuant Fund, LLC         -300                   43.85
----------- ----------------------------------- ----------- --------------------
  8/6/2008     S.A.C. MultiQuant Fund, LLC         -100                   43.86
----------- ----------------------------------- ----------- --------------------
  8/6/2008     S.A.C. MultiQuant Fund, LLC         -900                   43.88
----------- ----------------------------------- ----------- --------------------
  8/6/2008     S.A.C. MultiQuant Fund, LLC         -800                   43.89
----------- ----------------------------------- ----------- --------------------
  8/6/2008     S.A.C. MultiQuant Fund, LLC         -200                    43.9
----------- ----------------------------------- ----------- --------------------
  8/6/2008     S.A.C. MultiQuant Fund, LLC         -200                   43.93
----------- ----------------------------------- ----------- --------------------
  8/6/2008     S.A.C. MultiQuant Fund, LLC         -200                   43.94
----------- ----------------------------------- ----------- --------------------
  8/6/2008    S.A.C. Capital Associates, LLC      -2500                   43.96
----------- ----------------------------------- ----------- --------------------
  8/6/2008     S.A.C. MultiQuant Fund, LLC         -147                   43.96
----------- ----------------------------------- ----------- --------------------
  8/6/2008     S.A.C. MultiQuant Fund, LLC         -300                   43.97
----------- ----------------------------------- ----------- --------------------
  8/6/2008     S.A.C. MultiQuant Fund, LLC         -500                   43.98
----------- ----------------------------------- ----------- --------------------
  8/6/2008     S.A.C. MultiQuant Fund, LLC         -300                   43.99
----------- ----------------------------------- ----------- --------------------
  8/6/2008     S.A.C. MultiQuant Fund, LLC         -253                      44
----------- ----------------------------------- ----------- --------------------
  8/6/2008     S.A.C. MultiQuant Fund, LLC         -100                   44.01
----------- ----------------------------------- ----------- --------------------
  8/6/2008     S.A.C. MultiQuant Fund, LLC         -600                   44.15
----------- ----------------------------------- ----------- --------------------
  8/6/2008    S.A.C. Capital Associates, LLC       -800                   44.19
----------- ----------------------------------- ----------- --------------------
  8/6/2008     S.A.C. MultiQuant Fund, LLC        -1100                   44.19
----------- ----------------------------------- ----------- --------------------
  8/6/2008    S.A.C. Capital Associates, LLC      -1112                  44.195
----------- ----------------------------------- ----------- --------------------
  8/6/2008    S.A.C. Capital Associates, LLC      -1100                    44.2
----------- ----------------------------------- ----------- --------------------
  8/6/2008     S.A.C. MultiQuant Fund, LLC         -300                    44.2
----------- ----------------------------------- ----------- --------------------
  8/6/2008     S.A.C. MultiQuant Fund, LLC         -700                   44.21
----------- ----------------------------------- ----------- --------------------
  8/6/2008    S.A.C. Capital Associates, LLC        12                    44.22
----------- ----------------------------------- ----------- --------------------
  8/6/2008     S.A.C. MultiQuant Fund, LLC        -1300                   44.22
----------- ----------------------------------- ----------- --------------------
  8/6/2008       S.A.C. Select Fund, LLC           -400                   44.22
----------- ----------------------------------- ----------- --------------------
  8/6/2008    S.A.C. Capital Associates, LLC      -4649                   44.23
----------- ----------------------------------- ----------- --------------------
  8/6/2008     S.A.C. MultiQuant Fund, LLC         -600                   44.23
----------- ----------------------------------- ----------- --------------------
  8/6/2008     S.A.C. MultiQuant Fund, LLC        -2200                   44.24
----------- ----------------------------------- ----------- --------------------
  8/6/2008       S.A.C. Select Fund, LLC          -2300                   44.24
----------- ----------------------------------- ----------- --------------------
  8/6/2008     S.A.C. MultiQuant Fund, LLC        -1600                   44.25
----------- ----------------------------------- ----------- --------------------
  8/6/2008       S.A.C. Select Fund, LLC          -3900                   44.25
----------- ----------------------------------- ----------- --------------------
  8/6/2008    Sigma Capital Associates, LLC       -19570                  44.25
----------- ----------------------------------- ----------- --------------------
  8/6/2008     S.A.C. MultiQuant Fund, LLC         -200                   44.26
----------- ----------------------------------- ----------- --------------------

----------- ----------------------------------- ----------- --------------------
  8/6/2008    Sigma Capital Associates, LLC       -4300                   44.26
----------- ----------------------------------- ----------- --------------------
  8/6/2008     S.A.C. MultiQuant Fund, LLC         -600                   44.27
----------- ----------------------------------- ----------- --------------------
  8/6/2008    Sigma Capital Associates, LLC        -200                   44.27
----------- ----------------------------------- ----------- --------------------
  8/6/2008     S.A.C. MultiQuant Fund, LLC        -2400                   44.28
----------- ----------------------------------- ----------- --------------------
  8/6/2008    Sigma Capital Associates, LLC        -600                   44.28
----------- ----------------------------------- ----------- --------------------
  8/6/2008     S.A.C. MultiQuant Fund, LLC         -200                  44.285
----------- ----------------------------------- ----------- --------------------
  8/6/2008     S.A.C. MultiQuant Fund, LLC        -1000                   44.29
----------- ----------------------------------- ----------- --------------------
  8/6/2008    Sigma Capital Associates, LLC       -1857                   44.29
----------- ----------------------------------- ----------- --------------------
  8/6/2008     S.A.C. MultiQuant Fund, LLC         -500                  44.295
----------- ----------------------------------- ----------- --------------------
  8/6/2008     S.A.C. MultiQuant Fund, LLC        -2300                    44.3
----------- ----------------------------------- ----------- --------------------
  8/6/2008     S.A.C. MultiQuant Fund, LLC         -868                   44.31
----------- ----------------------------------- ----------- --------------------
  8/6/2008    Sigma Capital Associates, LLC       -1300                   44.31
----------- ----------------------------------- ----------- --------------------
  8/6/2008     S.A.C. MultiQuant Fund, LLC         -332                   44.32
----------- ----------------------------------- ----------- --------------------
  8/6/2008    Sigma Capital Associates, LLC       -3600                   44.32
----------- ----------------------------------- ----------- --------------------
  8/6/2008     S.A.C. MultiQuant Fund, LLC         -700                   44.33
----------- ----------------------------------- ----------- --------------------
  8/6/2008    Sigma Capital Associates, LLC       -2100                   44.33
----------- ----------------------------------- ----------- --------------------
  8/6/2008     S.A.C. MultiQuant Fund, LLC         -700                   44.34
----------- ----------------------------------- ----------- --------------------
  8/6/2008    Sigma Capital Associates, LLC       -2800                   44.34
----------- ----------------------------------- ----------- --------------------
  8/6/2008     S.A.C. MultiQuant Fund, LLC         -600                   44.35
----------- ----------------------------------- ----------- --------------------
  8/6/2008    Sigma Capital Associates, LLC        -100                   44.35
----------- ----------------------------------- ----------- --------------------
  8/6/2008     S.A.C. MultiQuant Fund, LLC         -400                   44.36
----------- ----------------------------------- ----------- --------------------
  8/6/2008    Sigma Capital Associates, LLC        -900                   44.37
----------- ----------------------------------- ----------- --------------------
  8/6/2008     S.A.C. MultiQuant Fund, LLC         -300                   44.38
----------- ----------------------------------- ----------- --------------------
  8/6/2008    Sigma Capital Associates, LLC        -400                   44.38
----------- ----------------------------------- ----------- --------------------
  8/6/2008     S.A.C. MultiQuant Fund, LLC         -900                   44.39
----------- ----------------------------------- ----------- --------------------
  8/6/2008    S.A.C. Capital Associates, LLC       -600                    44.4
----------- ----------------------------------- ----------- --------------------
  8/6/2008     S.A.C. MultiQuant Fund, LLC        -1100                    44.4
----------- ----------------------------------- ----------- --------------------
  8/6/2008    S.A.C. Capital Associates, LLC      -2800                  44.405
----------- ----------------------------------- ----------- --------------------
  8/6/2008    S.A.C. Capital Associates, LLC       -100                   44.41
----------- ----------------------------------- ----------- --------------------
  8/6/2008     S.A.C. MultiQuant Fund, LLC         -900                   44.41
----------- ----------------------------------- ----------- --------------------
  8/6/2008    S.A.C. Capital Associates, LLC       -100                  44.415
----------- ----------------------------------- ----------- --------------------
  8/6/2008    S.A.C. Capital Associates, LLC       -100                  44.419
----------- ----------------------------------- ----------- --------------------
  8/6/2008    S.A.C. Capital Associates, LLC       -800                   44.42
----------- ----------------------------------- ----------- --------------------
  8/6/2008     S.A.C. MultiQuant Fund, LLC        -2200                   44.42
----------- ----------------------------------- ----------- --------------------
  8/6/2008    S.A.C. Capital Associates, LLC      -3751                  44.425
----------- ----------------------------------- ----------- --------------------
  8/6/2008    S.A.C. Capital Associates, LLC      -4200                 44.4275
----------- ----------------------------------- ----------- --------------------
  8/6/2008    S.A.C. Capital Associates, LLC      -7700                   44.43
----------- ----------------------------------- ----------- --------------------
  8/6/2008     S.A.C. MultiQuant Fund, LLC        -1200                   44.43
----------- ----------------------------------- ----------- --------------------
  8/6/2008    S.A.C. Capital Associates, LLC       -200                   44.44
----------- ----------------------------------- ----------- --------------------
  8/6/2008     S.A.C. MultiQuant Fund, LLC         -500                   44.44
----------- ----------------------------------- ----------- --------------------
  8/6/2008     S.A.C. MultiQuant Fund, LLC         -700                   44.45
----------- ----------------------------------- ----------- --------------------
  8/6/2008     S.A.C. MultiQuant Fund, LLC         -500                   44.46
----------- ----------------------------------- ----------- --------------------
  8/6/2008     S.A.C. MultiQuant Fund, LLC         -500                   44.47
----------- ----------------------------------- ----------- --------------------
  8/6/2008     S.A.C. MultiQuant Fund, LLC         -900                   44.48
----------- ----------------------------------- ----------- --------------------
  8/6/2008     S.A.C. MultiQuant Fund, LLC         -300                   44.49
----------- ----------------------------------- ----------- --------------------
  8/6/2008     S.A.C. MultiQuant Fund, LLC         -200                    44.5
----------- ----------------------------------- ----------- --------------------
  8/6/2008     S.A.C. MultiQuant Fund, LLC         -100                   44.51
----------- ----------------------------------- ----------- --------------------
  8/6/2008     S.A.C. MultiQuant Fund, LLC         -300                   44.54
----------- ----------------------------------- ----------- --------------------

----------- ----------------------------------- ----------- --------------------
  8/7/2008    S.A.C. Capital Associates, LLC      -15000                  42.73
----------- ----------------------------------- ----------- --------------------
  8/7/2008    S.A.C. Capital Associates, LLC      -3900                   42.74
----------- ----------------------------------- ----------- --------------------
  8/7/2008    S.A.C. Capital Associates, LLC      -28063                  42.75
----------- ----------------------------------- ----------- --------------------
  8/7/2008    S.A.C. Capital Associates, LLC      -1300                   42.76
----------- ----------------------------------- ----------- --------------------
  8/7/2008    S.A.C. Capital Associates, LLC       -937                   42.77
----------- ----------------------------------- ----------- --------------------
  8/7/2008    S.A.C. Capital Associates, LLC       -800                   42.78
----------- ----------------------------------- ----------- --------------------
  8/7/2008    Sigma Capital Associates, LLC       -7700                   42.78
----------- ----------------------------------- ----------- --------------------
  8/7/2008    Sigma Capital Associates, LLC       -4700                   42.79
----------- ----------------------------------- ----------- --------------------
  8/7/2008    Sigma Capital Associates, LLC        -800                    42.8
----------- ----------------------------------- ----------- --------------------
  8/7/2008    Sigma Capital Associates, LLC       -3400                   42.81
----------- ----------------------------------- ----------- --------------------
  8/7/2008    Sigma Capital Associates, LLC       -3000                   42.82
----------- ----------------------------------- ----------- --------------------
  8/7/2008    Sigma Capital Associates, LLC       -6000                   42.83
----------- ----------------------------------- ----------- --------------------
  8/7/2008    Sigma Capital Associates, LLC       -1000                   42.84
----------- ----------------------------------- ----------- --------------------
  8/7/2008    Sigma Capital Associates, LLC        -600                   42.85
----------- ----------------------------------- ----------- --------------------
  8/7/2008    Sigma Capital Associates, LLC       -2900                   42.86
----------- ----------------------------------- ----------- --------------------
  8/7/2008    Sigma Capital Associates, LLC       -3200                   42.87
----------- ----------------------------------- ----------- --------------------
  8/7/2008    Sigma Capital Associates, LLC       -3400                   42.88
----------- ----------------------------------- ----------- --------------------
  8/7/2008    Sigma Capital Associates, LLC       -2700                   42.89
----------- ----------------------------------- ----------- --------------------
  8/7/2008     S.A.C. MultiQuant Fund, LLC         -100                    42.9
----------- ----------------------------------- ----------- --------------------
  8/7/2008    Sigma Capital Associates, LLC       -2300                    42.9
----------- ----------------------------------- ----------- --------------------
  8/7/2008     S.A.C. MultiQuant Fund, LLC         -200                   42.91
----------- ----------------------------------- ----------- --------------------
  8/7/2008    Sigma Capital Associates, LLC       -1800                   42.91
----------- ----------------------------------- ----------- --------------------
  8/7/2008     S.A.C. MultiQuant Fund, LLC         -100                   42.92
----------- ----------------------------------- ----------- --------------------
  8/7/2008    Sigma Capital Associates, LLC       -4500                   42.92
----------- ----------------------------------- ----------- --------------------
  8/7/2008     S.A.C. MultiQuant Fund, LLC         -100                   42.93
----------- ----------------------------------- ----------- --------------------
  8/7/2008    Sigma Capital Associates, LLC       -1200                   42.93
----------- ----------------------------------- ----------- --------------------
  8/7/2008    Sigma Capital Associates, LLC        -600                   42.94
----------- ----------------------------------- ----------- --------------------
  8/7/2008     S.A.C. MultiQuant Fund, LLC         -100                   42.95
----------- ----------------------------------- ----------- --------------------
  8/7/2008       S.A.C. Select Fund, LLC           -300                   42.95
----------- ----------------------------------- ----------- --------------------
  8/7/2008    Sigma Capital Associates, LLC        -200                   42.96
----------- ----------------------------------- ----------- --------------------
  8/7/2008       S.A.C. Select Fund, LLC           -400                   42.97
----------- ----------------------------------- ----------- --------------------
  8/7/2008       S.A.C. Select Fund, LLC           -400                  42.975
----------- ----------------------------------- ----------- --------------------
  8/7/2008     S.A.C. MultiQuant Fund, LLC         -100                   42.98
----------- ----------------------------------- ----------- --------------------
  8/7/2008       S.A.C. Select Fund, LLC           -600                   42.98
----------- ----------------------------------- ----------- --------------------
  8/7/2008     S.A.C. MultiQuant Fund, LLC         -100                   42.99
----------- ----------------------------------- ----------- --------------------
  8/7/2008       S.A.C. Select Fund, LLC           -100                   42.99
----------- ----------------------------------- ----------- --------------------
  8/7/2008       S.A.C. Select Fund, LLC          -1000                   43.01
----------- ----------------------------------- ----------- --------------------
  8/7/2008       S.A.C. Select Fund, LLC           -600                   43.03
----------- ----------------------------------- ----------- --------------------
  8/7/2008       S.A.C. Select Fund, LLC          -1400                   43.04
----------- ----------------------------------- ----------- --------------------
  8/7/2008       S.A.C. Select Fund, LLC          -1000                   43.05
----------- ----------------------------------- ----------- --------------------
  8/7/2008    S.A.C. Capital Associates, LLC      -10300                   43.1
----------- ----------------------------------- ----------- --------------------
  8/7/2008    S.A.C. Capital Associates, LLC      -1600                    43.2
----------- ----------------------------------- ----------- --------------------
  8/7/2008    S.A.C. Capital Associates, LLC      -2000                 43.2092
----------- ----------------------------------- ----------- --------------------
  8/7/2008    S.A.C. Capital Associates, LLC       -800                   43.21
----------- ----------------------------------- ----------- --------------------
  8/7/2008     S.A.C. MultiQuant Fund, LLC         200                    43.34
----------- ----------------------------------- ----------- --------------------
  8/7/2008     S.A.C. MultiQuant Fund, LLC         -100                   43.35
----------- ----------------------------------- ----------- --------------------
  8/7/2008     S.A.C. MultiQuant Fund, LLC         -300                   43.38
----------- ----------------------------------- ----------- --------------------
  8/7/2008     S.A.C. MultiQuant Fund, LLC         -100                   43.39
----------- ----------------------------------- ----------- --------------------

----------- ----------------------------------- ----------- --------------------
  8/7/2008     S.A.C. MultiQuant Fund, LLC         -300                    43.4
----------- ----------------------------------- ----------- --------------------
  8/7/2008     S.A.C. MultiQuant Fund, LLC         -500                   43.41
----------- ----------------------------------- ----------- --------------------
  8/7/2008     S.A.C. MultiQuant Fund, LLC         -100                   43.42
----------- ----------------------------------- ----------- --------------------
  8/7/2008     S.A.C. MultiQuant Fund, LLC         -200                   43.43
----------- ----------------------------------- ----------- --------------------
  8/7/2008     S.A.C. MultiQuant Fund, LLC         -400                   43.44
----------- ----------------------------------- ----------- --------------------
  8/7/2008     S.A.C. MultiQuant Fund, LLC         -600                   43.45
----------- ----------------------------------- ----------- --------------------
  8/7/2008     S.A.C. MultiQuant Fund, LLC         -100                   43.46
----------- ----------------------------------- ----------- --------------------
  8/7/2008     S.A.C. MultiQuant Fund, LLC         -500                   43.47
----------- ----------------------------------- ----------- --------------------
  8/7/2008     S.A.C. MultiQuant Fund, LLC         -800                   43.48
----------- ----------------------------------- ----------- --------------------
  8/7/2008     S.A.C. MultiQuant Fund, LLC        -1100                   43.49
----------- ----------------------------------- ----------- --------------------
  8/7/2008     S.A.C. MultiQuant Fund, LLC         100                     43.5
----------- ----------------------------------- ----------- --------------------
  8/7/2008     S.A.C. MultiQuant Fund, LLC        -1000                    43.5
----------- ----------------------------------- ----------- --------------------
  8/7/2008     S.A.C. MultiQuant Fund, LLC         -600                   43.51
----------- ----------------------------------- ----------- --------------------
  8/7/2008     S.A.C. MultiQuant Fund, LLC        -1700                   43.52
----------- ----------------------------------- ----------- --------------------
  8/7/2008     S.A.C. MultiQuant Fund, LLC         -400                   43.53
----------- ----------------------------------- ----------- --------------------
  8/7/2008     S.A.C. MultiQuant Fund, LLC         700                    43.54
----------- ----------------------------------- ----------- --------------------
  8/7/2008     S.A.C. MultiQuant Fund, LLC         -500                   43.54
----------- ----------------------------------- ----------- --------------------
  8/7/2008     S.A.C. MultiQuant Fund, LLC         300                    43.55
----------- ----------------------------------- ----------- --------------------
  8/7/2008     S.A.C. MultiQuant Fund, LLC         -200                   43.55
----------- ----------------------------------- ----------- --------------------
  8/7/2008     S.A.C. MultiQuant Fund, LLC         100                    43.56
----------- ----------------------------------- ----------- --------------------
  8/7/2008     S.A.C. MultiQuant Fund, LLC         -800                   43.56
----------- ----------------------------------- ----------- --------------------
  8/7/2008     S.A.C. MultiQuant Fund, LLC         100                    43.57
----------- ----------------------------------- ----------- --------------------
  8/7/2008     S.A.C. MultiQuant Fund, LLC        -1300                   43.57
----------- ----------------------------------- ----------- --------------------
  8/7/2008     S.A.C. MultiQuant Fund, LLC         -200                   43.58
----------- ----------------------------------- ----------- --------------------
  8/7/2008     S.A.C. MultiQuant Fund, LLC         -400                   43.59
----------- ----------------------------------- ----------- --------------------
  8/7/2008       S.A.C. Select Fund, LLC           -400                   43.59
----------- ----------------------------------- ----------- --------------------
  8/7/2008    S.A.C. Capital Associates, LLC       -332                    43.6
----------- ----------------------------------- ----------- --------------------
  8/7/2008     S.A.C. MultiQuant Fund, LLC         -400                    43.6
----------- ----------------------------------- ----------- --------------------
  8/7/2008     S.A.C. MultiQuant Fund, LLC        -1500                   43.61
----------- ----------------------------------- ----------- --------------------
  8/7/2008       S.A.C. Select Fund, LLC           -200                   43.61
----------- ----------------------------------- ----------- --------------------
  8/7/2008     S.A.C. MultiQuant Fund, LLC         -300                   43.62
----------- ----------------------------------- ----------- --------------------
  8/7/2008     S.A.C. MultiQuant Fund, LLC         -300                   43.63
----------- ----------------------------------- ----------- --------------------
  8/7/2008    S.A.C. Capital Associates, LLC       -300                   43.64
----------- ----------------------------------- ----------- --------------------
  8/7/2008     S.A.C. MultiQuant Fund, LLC         -200                   43.64
----------- ----------------------------------- ----------- --------------------
  8/7/2008       S.A.C. Select Fund, LLC          -1800                   43.64
----------- ----------------------------------- ----------- --------------------
  8/7/2008    S.A.C. Capital Associates, LLC       -300                   43.65
----------- ----------------------------------- ----------- --------------------
  8/7/2008     S.A.C. MultiQuant Fund, LLC         -900                   43.65
----------- ----------------------------------- ----------- --------------------
  8/7/2008       S.A.C. Select Fund, LLC           -300                   43.65
----------- ----------------------------------- ----------- --------------------
  8/7/2008     S.A.C. MultiQuant Fund, LLC         -600                   43.66
----------- ----------------------------------- ----------- --------------------
  8/7/2008     S.A.C. MultiQuant Fund, LLC         -700                   43.67
----------- ----------------------------------- ----------- --------------------
  8/7/2008       S.A.C. Select Fund, LLC           -500                   43.67
----------- ----------------------------------- ----------- --------------------
  8/7/2008     S.A.C. MultiQuant Fund, LLC         -500                   43.68
----------- ----------------------------------- ----------- --------------------
  8/7/2008    S.A.C. Capital Associates, LLC       -300                   43.69
----------- ----------------------------------- ----------- --------------------
  8/7/2008     S.A.C. MultiQuant Fund, LLC         -600                   43.69
----------- ----------------------------------- ----------- --------------------
  8/7/2008    S.A.C. Capital Associates, LLC       -200                  43.695
----------- ----------------------------------- ----------- --------------------
  8/7/2008    S.A.C. Capital Associates, LLC       -900                    43.7
----------- ----------------------------------- ----------- --------------------
  8/7/2008     S.A.C. MultiQuant Fund, LLC        -1000                    43.7
----------- ----------------------------------- ----------- --------------------
  8/7/2008    S.A.C. Capital Associates, LLC       -100                  43.705
----------- ----------------------------------- ----------- --------------------

----------- ----------------------------------- ----------- --------------------
  8/7/2008    S.A.C. Capital Associates, LLC       -14                  43.7056
----------- ----------------------------------- ----------- --------------------
  8/7/2008    S.A.C. Capital Associates, LLC       -100                  43.708
----------- ----------------------------------- ----------- --------------------
  8/7/2008     S.A.C. MultiQuant Fund, LLC        -1400                   43.71
----------- ----------------------------------- ----------- --------------------
  8/7/2008    S.A.C. Capital Associates, LLC      -1500                   43.72
----------- ----------------------------------- ----------- --------------------
  8/7/2008     S.A.C. MultiQuant Fund, LLC         -300                   43.72
----------- ----------------------------------- ----------- --------------------
  8/7/2008    S.A.C. Capital Associates, LLC       -100                   43.73
----------- ----------------------------------- ----------- --------------------
  8/7/2008     S.A.C. MultiQuant Fund, LLC         -300                   43.73
----------- ----------------------------------- ----------- --------------------
  8/7/2008    S.A.C. Capital Associates, LLC       -300                   43.74
----------- ----------------------------------- ----------- --------------------
  8/7/2008     S.A.C. MultiQuant Fund, LLC         -400                   43.74
----------- ----------------------------------- ----------- --------------------
  8/7/2008    S.A.C. Capital Associates, LLC      -1454                   43.75
----------- ----------------------------------- ----------- --------------------
  8/7/2008     S.A.C. MultiQuant Fund, LLC         -200                   43.75
----------- ----------------------------------- ----------- --------------------
  8/7/2008    S.A.C. Capital Associates, LLC       -600                  43.755
----------- ----------------------------------- ----------- --------------------
  8/7/2008    S.A.C. Capital Associates, LLC       -100                   43.76
----------- ----------------------------------- ----------- --------------------
  8/7/2008    S.A.C. Capital Associates, LLC       -500                   43.77
----------- ----------------------------------- ----------- --------------------
  8/7/2008     S.A.C. MultiQuant Fund, LLC         -100                   43.77
----------- ----------------------------------- ----------- --------------------
  8/7/2008    S.A.C. Capital Associates, LLC       -200                  43.775
----------- ----------------------------------- ----------- --------------------
  8/7/2008     S.A.C. MultiQuant Fund, LLC         -100                   43.78
----------- ----------------------------------- ----------- --------------------
  8/7/2008     S.A.C. MultiQuant Fund, LLC         -200                   43.79
----------- ----------------------------------- ----------- --------------------
  8/7/2008     S.A.C. MultiQuant Fund, LLC         -100                    43.8
----------- ----------------------------------- ----------- --------------------
  8/7/2008     S.A.C. MultiQuant Fund, LLC         -100                   43.83
----------- ----------------------------------- ----------- --------------------
  8/7/2008     S.A.C. MultiQuant Fund, LLC         -100                   43.84
----------- ----------------------------------- ----------- --------------------
  8/7/2008     S.A.C. MultiQuant Fund, LLC         -100                   43.85
----------- ----------------------------------- ----------- --------------------
  8/7/2008     S.A.C. MultiQuant Fund, LLC         -100                   43.86
----------- ----------------------------------- ----------- --------------------
  8/8/2008       S.A.C. Select Fund, LLC           -100                   42.43
----------- ----------------------------------- ----------- --------------------
  8/8/2008       S.A.C. Select Fund, LLC           -300                   42.52
----------- ----------------------------------- ----------- --------------------
  8/8/2008     S.A.C. MultiQuant Fund, LLC          80                    42.54
----------- ----------------------------------- ----------- --------------------
  8/8/2008       S.A.C. Select Fund, LLC           -200                  42.555
----------- ----------------------------------- ----------- --------------------
  8/8/2008     S.A.C. MultiQuant Fund, LLC         -200                   42.58
----------- ----------------------------------- ----------- --------------------
  8/8/2008       S.A.C. Select Fund, LLC           -100                   42.58
----------- ----------------------------------- ----------- --------------------
  8/8/2008     S.A.C. MultiQuant Fund, LLC         -100                   42.59
----------- ----------------------------------- ----------- --------------------
  8/8/2008       S.A.C. Select Fund, LLC           -200                  42.595
----------- ----------------------------------- ----------- --------------------
  8/8/2008       S.A.C. Select Fund, LLC           -200                  42.645
----------- ----------------------------------- ----------- --------------------
  8/8/2008       S.A.C. Select Fund, LLC           -100                   42.65
----------- ----------------------------------- ----------- --------------------
  8/8/2008     S.A.C. MultiQuant Fund, LLC          3                     42.66
----------- ----------------------------------- ----------- --------------------
  8/8/2008     S.A.C. MultiQuant Fund, LLC         -280                   42.66
----------- ----------------------------------- ----------- --------------------
  8/8/2008    S.A.C. Capital Associates, LLC       -400                   42.67
----------- ----------------------------------- ----------- --------------------
  8/8/2008    S.A.C. Capital Associates, LLC       -300                   42.68
----------- ----------------------------------- ----------- --------------------
  8/8/2008     S.A.C. MultiQuant Fund, LLC         -100                   42.68
----------- ----------------------------------- ----------- --------------------
  8/8/2008       S.A.C. Select Fund, LLC          -1600                   42.68
----------- ----------------------------------- ----------- --------------------
  8/8/2008    Sigma Capital Associates, LLC        -100                   42.68
----------- ----------------------------------- ----------- --------------------
  8/8/2008    S.A.C. Capital Associates, LLC      -1600                   42.69
----------- ----------------------------------- ----------- --------------------
  8/8/2008     S.A.C. MultiQuant Fund, LLC         -200                   42.69
----------- ----------------------------------- ----------- --------------------
  8/8/2008       S.A.C. Select Fund, LLC          -1800                   42.69
----------- ----------------------------------- ----------- --------------------
  8/8/2008    Sigma Capital Associates, LLC        -900                   42.69
----------- ----------------------------------- ----------- --------------------
  8/8/2008    S.A.C. Capital Associates, LLC       -100                    42.7
----------- ----------------------------------- ----------- --------------------
  8/8/2008       S.A.C. Select Fund, LLC          -1000                    42.7
----------- ----------------------------------- ----------- --------------------
  8/8/2008    Sigma Capital Associates, LLC        -200                    42.7
----------- ----------------------------------- ----------- --------------------
  8/8/2008    S.A.C. Capital Associates, LLC       -800                   42.71
----------- ----------------------------------- ----------- --------------------

----------- ----------------------------------- ----------- --------------------
  8/8/2008       S.A.C. Select Fund, LLC          -1100                   42.71
----------- ----------------------------------- ----------- --------------------
  8/8/2008    Sigma Capital Associates, LLC        -300                   42.71
----------- ----------------------------------- ----------- --------------------
  8/8/2008    S.A.C. Capital Associates, LLC       -300                   42.72
----------- ----------------------------------- ----------- --------------------
  8/8/2008       S.A.C. Select Fund, LLC           -800                   42.72
----------- ----------------------------------- ----------- --------------------
  8/8/2008    Sigma Capital Associates, LLC        -200                   42.72
----------- ----------------------------------- ----------- --------------------
  8/8/2008    S.A.C. Capital Associates, LLC       -800                   42.73
----------- ----------------------------------- ----------- --------------------
  8/8/2008    Sigma Capital Associates, LLC        -600                   42.73
----------- ----------------------------------- ----------- --------------------
  8/8/2008    Sigma Capital Associates, LLC        -100                  42.735
----------- ----------------------------------- ----------- --------------------
  8/8/2008    S.A.C. Capital Associates, LLC      -1600                   42.74
----------- ----------------------------------- ----------- --------------------
  8/8/2008       S.A.C. Select Fund, LLC           -300                   42.74
----------- ----------------------------------- ----------- --------------------
  8/8/2008    Sigma Capital Associates, LLC        -600                   42.74
----------- ----------------------------------- ----------- --------------------
  8/8/2008    S.A.C. Capital Associates, LLC      -1500                   42.75
----------- ----------------------------------- ----------- --------------------
  8/8/2008     S.A.C. MultiQuant Fund, LLC          -3                    42.75
----------- ----------------------------------- ----------- --------------------
  8/8/2008       S.A.C. Select Fund, LLC           -900                   42.75
----------- ----------------------------------- ----------- --------------------
  8/8/2008    S.A.C. Capital Associates, LLC      -2400                   42.76
----------- ----------------------------------- ----------- --------------------
  8/8/2008       S.A.C. Select Fund, LLC          -2300                   42.76
----------- ----------------------------------- ----------- --------------------
  8/8/2008    Sigma Capital Associates, LLC       -1700                   42.76
----------- ----------------------------------- ----------- --------------------
  8/8/2008    S.A.C. Capital Associates, LLC      -1700                   42.77
----------- ----------------------------------- ----------- --------------------
  8/8/2008       S.A.C. Select Fund, LLC          -2300                   42.77
----------- ----------------------------------- ----------- --------------------
  8/8/2008    Sigma Capital Associates, LLC        -600                   42.77
----------- ----------------------------------- ----------- --------------------
  8/8/2008    S.A.C. Capital Associates, LLC      -3100                   42.78
----------- ----------------------------------- ----------- --------------------
  8/8/2008       S.A.C. Select Fund, LLC          -3000                   42.78
----------- ----------------------------------- ----------- --------------------
  8/8/2008    Sigma Capital Associates, LLC        -783                   42.78
----------- ----------------------------------- ----------- --------------------
  8/8/2008    S.A.C. Capital Associates, LLC      -3664                   42.79
----------- ----------------------------------- ----------- --------------------
  8/8/2008       S.A.C. Select Fund, LLC          -6500                   42.79
----------- ----------------------------------- ----------- --------------------
  8/8/2008    Sigma Capital Associates, LLC       -2700                   42.79
----------- ----------------------------------- ----------- --------------------
  8/8/2008    S.A.C. Capital Associates, LLC      -4232                    42.8
----------- ----------------------------------- ----------- --------------------
  8/8/2008       S.A.C. Select Fund, LLC          -9000                    42.8
----------- ----------------------------------- ----------- --------------------
  8/8/2008    Sigma Capital Associates, LLC       -2600                    42.8
----------- ----------------------------------- ----------- --------------------
  8/8/2008    S.A.C. Capital Associates, LLC      -3300                   42.81
----------- ----------------------------------- ----------- --------------------
  8/8/2008       S.A.C. Select Fund, LLC          -7300                   42.81
----------- ----------------------------------- ----------- --------------------
  8/8/2008    Sigma Capital Associates, LLC       -1400                   42.81
----------- ----------------------------------- ----------- --------------------
  8/8/2008    S.A.C. Capital Associates, LLC      -10126                  42.82
----------- ----------------------------------- ----------- --------------------
  8/8/2008     S.A.C. MultiQuant Fund, LLC         -200                   42.82
----------- ----------------------------------- ----------- --------------------
  8/8/2008       S.A.C. Select Fund, LLC          -13200                  42.82
----------- ----------------------------------- ----------- --------------------
  8/8/2008    Sigma Capital Associates, LLC       -5578                   42.82
----------- ----------------------------------- ----------- --------------------
  8/8/2008    S.A.C. Capital Associates, LLC      -1900                  42.825
----------- ----------------------------------- ----------- --------------------
  8/8/2008       S.A.C. Select Fund, LLC           -500                  42.825
----------- ----------------------------------- ----------- --------------------
  8/8/2008    S.A.C. Capital Associates, LLC      -5000                   42.83
----------- ----------------------------------- ----------- --------------------
  8/8/2008       S.A.C. Select Fund, LLC          -10800                  42.83
----------- ----------------------------------- ----------- --------------------
  8/8/2008    Sigma Capital Associates, LLC       -2013                   42.83
----------- ----------------------------------- ----------- --------------------
  8/8/2008    S.A.C. Capital Associates, LLC      -1000                  42.835
----------- ----------------------------------- ----------- --------------------
  8/8/2008    Sigma Capital Associates, LLC       -1300                  42.835
----------- ----------------------------------- ----------- --------------------
  8/8/2008    S.A.C. Capital Associates, LLC      -2100                   42.84
----------- ----------------------------------- ----------- --------------------
  8/8/2008     S.A.C. MultiQuant Fund, LLC         -100                   42.84
----------- ----------------------------------- ----------- --------------------
  8/8/2008       S.A.C. Select Fund, LLC          -5700                   42.84
----------- ----------------------------------- ----------- --------------------
  8/8/2008    Sigma Capital Associates, LLC       -1600                   42.84
----------- ----------------------------------- ----------- --------------------
  8/8/2008    S.A.C. Capital Associates, LLC      -3300                   42.85
----------- ----------------------------------- ----------- --------------------

----------- ----------------------------------- ----------- --------------------
  8/8/2008       S.A.C. Select Fund, LLC          -2000                   42.85
----------- ----------------------------------- ----------- --------------------
  8/8/2008    Sigma Capital Associates, LLC       -1100                   42.85
----------- ----------------------------------- ----------- --------------------
  8/8/2008    S.A.C. Capital Associates, LLC       -300                   42.86
----------- ----------------------------------- ----------- --------------------
  8/8/2008       S.A.C. Select Fund, LLC          -1597                   42.86
----------- ----------------------------------- ----------- --------------------
  8/8/2008    Sigma Capital Associates, LLC        -600                   42.86
----------- ----------------------------------- ----------- --------------------
  8/8/2008       S.A.C. Select Fund, LLC           -700                  42.865
----------- ----------------------------------- ----------- --------------------
  8/8/2008    S.A.C. Capital Associates, LLC      -3820                   42.87
----------- ----------------------------------- ----------- --------------------
  8/8/2008       S.A.C. Select Fund, LLC          -2000                   42.87
----------- ----------------------------------- ----------- --------------------
  8/8/2008    Sigma Capital Associates, LLC       -1600                   42.87
----------- ----------------------------------- ----------- --------------------
  8/8/2008    S.A.C. Capital Associates, LLC      -1900                   42.88
----------- ----------------------------------- ----------- --------------------
  8/8/2008       S.A.C. Select Fund, LLC          -4703                   42.88
----------- ----------------------------------- ----------- --------------------
  8/8/2008    Sigma Capital Associates, LLC       -9900                   42.88
----------- ----------------------------------- ----------- --------------------
  8/8/2008    S.A.C. Capital Associates, LLC      -1000                  42.885
----------- ----------------------------------- ----------- --------------------
  8/8/2008       S.A.C. Select Fund, LLC           -300                  42.885
----------- ----------------------------------- ----------- --------------------
  8/8/2008    Sigma Capital Associates, LLC        -300                  42.885
----------- ----------------------------------- ----------- --------------------
  8/8/2008    S.A.C. Capital Associates, LLC      -2700                   42.89
----------- ----------------------------------- ----------- --------------------
  8/8/2008       S.A.C. Select Fund, LLC          -2900                   42.89
----------- ----------------------------------- ----------- --------------------
  8/8/2008    Sigma Capital Associates, LLC        -400                   42.89
----------- ----------------------------------- ----------- --------------------
  8/8/2008    S.A.C. Capital Associates, LLC      -1637                    42.9
----------- ----------------------------------- ----------- --------------------
  8/8/2008       S.A.C. Select Fund, LLC          -8004                    42.9
----------- ----------------------------------- ----------- --------------------
  8/8/2008    Sigma Capital Associates, LLC       -11040                   42.9
----------- ----------------------------------- ----------- --------------------
  8/8/2008    S.A.C. Capital Associates, LLC      -2278                   42.91
----------- ----------------------------------- ----------- --------------------
  8/8/2008       S.A.C. Select Fund, LLC          -2202                   42.91
----------- ----------------------------------- ----------- --------------------
  8/8/2008    Sigma Capital Associates, LLC       -1700                   42.91
----------- ----------------------------------- ----------- --------------------
  8/8/2008       S.A.C. Select Fund, LLC           -400                  42.915
----------- ----------------------------------- ----------- --------------------
  8/8/2008    S.A.C. Capital Associates, LLC      -1200                   42.92
----------- ----------------------------------- ----------- --------------------
  8/8/2008       S.A.C. Select Fund, LLC          -6464                   42.92
----------- ----------------------------------- ----------- --------------------
  8/8/2008    Sigma Capital Associates, LLC        -325                   42.92
----------- ----------------------------------- ----------- --------------------
  8/8/2008       S.A.C. Select Fund, LLC           -136                  42.925
----------- ----------------------------------- ----------- --------------------
  8/8/2008    S.A.C. Capital Associates, LLC       -500                   42.93
----------- ----------------------------------- ----------- --------------------
  8/8/2008       S.A.C. Select Fund, LLC           -400                   42.93
----------- ----------------------------------- ----------- --------------------
  8/8/2008    Sigma Capital Associates, LLC        -500                   42.93
----------- ----------------------------------- ----------- --------------------
  8/8/2008    S.A.C. Capital Associates, LLC       -500                   42.94
----------- ----------------------------------- ----------- --------------------
  8/8/2008       S.A.C. Select Fund, LLC          -2858                   42.94
----------- ----------------------------------- ----------- --------------------
  8/8/2008       S.A.C. Select Fund, LLC          -1300                  42.945
----------- ----------------------------------- ----------- --------------------
  8/8/2008    Sigma Capital Associates, LLC        -200                  42.945
----------- ----------------------------------- ----------- --------------------
  8/8/2008    S.A.C. Capital Associates, LLC      -1600                   42.95
----------- ----------------------------------- ----------- --------------------
  8/8/2008       S.A.C. Select Fund, LLC           -562                   42.95
----------- ----------------------------------- ----------- --------------------
  8/8/2008    Sigma Capital Associates, LLC       -1500                   42.95
----------- ----------------------------------- ----------- --------------------
  8/8/2008    S.A.C. Capital Associates, LLC       -100                  42.955
----------- ----------------------------------- ----------- --------------------
  8/8/2008       S.A.C. Select Fund, LLC           -100                  42.955
----------- ----------------------------------- ----------- --------------------
  8/8/2008    S.A.C. Capital Associates, LLC       -400                   42.96
----------- ----------------------------------- ----------- --------------------
  8/8/2008       S.A.C. Select Fund, LLC          -1600                   42.96
----------- ----------------------------------- ----------- --------------------
  8/8/2008    Sigma Capital Associates, LLC       -1300                   42.96
----------- ----------------------------------- ----------- --------------------
  8/8/2008    Sigma Capital Associates, LLC        -300                  42.965
----------- ----------------------------------- ----------- --------------------
  8/8/2008    S.A.C. Capital Associates, LLC      -2300                   42.97
----------- ----------------------------------- ----------- --------------------
  8/8/2008       S.A.C. Select Fund, LLC          -2446                   42.97
----------- ----------------------------------- ----------- --------------------
  8/8/2008    Sigma Capital Associates, LLC        -700                   42.97
----------- ----------------------------------- ----------- --------------------

----------- ----------------------------------- ----------- --------------------
  8/8/2008    S.A.C. Capital Associates, LLC       -200                  42.975
----------- ----------------------------------- ----------- --------------------
  8/8/2008    S.A.C. Capital Associates, LLC      -2500                   42.98
----------- ----------------------------------- ----------- --------------------
  8/8/2008       S.A.C. Select Fund, LLC          -2340                   42.98
----------- ----------------------------------- ----------- --------------------
  8/8/2008    Sigma Capital Associates, LLC        -100                   42.98
----------- ----------------------------------- ----------- --------------------
  8/8/2008    S.A.C. Capital Associates, LLC       -400                  42.985
----------- ----------------------------------- ----------- --------------------
  8/8/2008    Sigma Capital Associates, LLC        -500                  42.985
----------- ----------------------------------- ----------- --------------------
  8/8/2008    S.A.C. Capital Associates, LLC      -1840                   42.99
----------- ----------------------------------- ----------- --------------------
  8/8/2008       S.A.C. Select Fund, LLC          -2700                   42.99
----------- ----------------------------------- ----------- --------------------
  8/8/2008    S.A.C. Capital Associates, LLC      -1700                      43
----------- ----------------------------------- ----------- --------------------
  8/8/2008       S.A.C. Select Fund, LLC          -9770                      43
----------- ----------------------------------- ----------- --------------------
  8/8/2008    Sigma Capital Associates, LLC       -4200                      43
----------- ----------------------------------- ----------- --------------------
  8/8/2008    S.A.C. Capital Associates, LLC       -741                   43.01
----------- ----------------------------------- ----------- --------------------
  8/8/2008       S.A.C. Select Fund, LLC          -4863                   43.01
----------- ----------------------------------- ----------- --------------------
  8/8/2008    Sigma Capital Associates, LLC        -700                   43.01
----------- ----------------------------------- ----------- --------------------
  8/8/2008    S.A.C. Capital Associates, LLC      -1300                   43.02
----------- ----------------------------------- ----------- --------------------
  8/8/2008       S.A.C. Select Fund, LLC          -1470                   43.02
----------- ----------------------------------- ----------- --------------------
  8/8/2008    Sigma Capital Associates, LLC       -2668                   43.02
----------- ----------------------------------- ----------- --------------------
  8/8/2008    S.A.C. Capital Associates, LLC       -200                  43.025
----------- ----------------------------------- ----------- --------------------
  8/8/2008    S.A.C. Capital Associates, LLC      -1635                   43.03
----------- ----------------------------------- ----------- --------------------
  8/8/2008       S.A.C. Select Fund, LLC          -1751                   43.03
----------- ----------------------------------- ----------- --------------------
  8/8/2008    Sigma Capital Associates, LLC        -205                   43.03
----------- ----------------------------------- ----------- --------------------
  8/8/2008       S.A.C. Select Fund, LLC          -3740                   43.04
----------- ----------------------------------- ----------- --------------------
  8/8/2008    Sigma Capital Associates, LLC        -761                   43.04
----------- ----------------------------------- ----------- --------------------
  8/8/2008       S.A.C. Select Fund, LLC          -2123                   43.05
----------- ----------------------------------- ----------- --------------------
  8/8/2008    S.A.C. Capital Associates, LLC       -300                  43.055
----------- ----------------------------------- ----------- --------------------
  8/8/2008    S.A.C. Capital Associates, LLC       -100                 43.0575
----------- ----------------------------------- ----------- --------------------
  8/8/2008    S.A.C. Capital Associates, LLC       -700                   43.06
----------- ----------------------------------- ----------- --------------------
  8/8/2008       S.A.C. Select Fund, LLC           -200                   43.06
----------- ----------------------------------- ----------- --------------------
  8/8/2008    Sigma Capital Associates, LLC       -2300                   43.06
----------- ----------------------------------- ----------- --------------------
  8/8/2008    S.A.C. Capital Associates, LLC       -800                   43.07
----------- ----------------------------------- ----------- --------------------
  8/8/2008       S.A.C. Select Fund, LLC           -200                   43.07
----------- ----------------------------------- ----------- --------------------
  8/8/2008    Sigma Capital Associates, LLC        -100                   43.07
----------- ----------------------------------- ----------- --------------------
  8/8/2008    S.A.C. Capital Associates, LLC       -500                  43.075
----------- ----------------------------------- ----------- --------------------
  8/8/2008    S.A.C. Capital Associates, LLC       -19                    43.08
----------- ----------------------------------- ----------- --------------------
  8/8/2008       S.A.C. Select Fund, LLC          -2100                   43.08
----------- ----------------------------------- ----------- --------------------
  8/8/2008    S.A.C. Capital Associates, LLC       -500                  43.085
----------- ----------------------------------- ----------- --------------------
  8/8/2008    S.A.C. Capital Associates, LLC       -600                   43.09
----------- ----------------------------------- ----------- --------------------
  8/8/2008       S.A.C. Select Fund, LLC           -800                   43.09
----------- ----------------------------------- ----------- --------------------
  8/8/2008       S.A.C. Select Fund, LLC           -800                    43.1
----------- ----------------------------------- ----------- --------------------
  8/8/2008    S.A.C. Capital Associates, LLC       -200                   43.11
----------- ----------------------------------- ----------- --------------------
  8/8/2008    S.A.C. Capital Associates, LLC       -200                   43.12
----------- ----------------------------------- ----------- --------------------
  8/8/2008    S.A.C. Capital Associates, LLC       -100                   43.13
----------- ----------------------------------- ----------- --------------------
  8/8/2008    S.A.C. Capital Associates, LLC       -200                   43.14
----------- ----------------------------------- ----------- --------------------
  8/8/2008    S.A.C. Capital Associates, LLC       -700                   43.15
----------- ----------------------------------- ----------- --------------------
  8/8/2008    S.A.C. Capital Associates, LLC       -200                   43.16
----------- ----------------------------------- ----------- --------------------
  8/8/2008    S.A.C. Capital Associates, LLC       -400                   43.18
----------- ----------------------------------- ----------- --------------------
  8/8/2008    S.A.C. Capital Associates, LLC       -100                  43.185
----------- ----------------------------------- ----------- --------------------
  8/8/2008    S.A.C. Capital Associates, LLC      -1534                   43.19
----------- ----------------------------------- ----------- --------------------

----------- ----------------------------------- ----------- --------------------
  8/8/2008    S.A.C. Capital Associates, LLC      -5268                    43.2
----------- ----------------------------------- ----------- --------------------
  8/8/2008    S.A.C. Capital Associates, LLC       -900                  43.205
----------- ----------------------------------- ----------- --------------------
  8/8/2008    S.A.C. Capital Associates, LLC      -2000                   43.21
----------- ----------------------------------- ----------- --------------------
  8/8/2008    S.A.C. Capital Associates, LLC      -2214                   43.22
----------- ----------------------------------- ----------- --------------------
  8/8/2008    S.A.C. Capital Associates, LLC       -300                  43.225
----------- ----------------------------------- ----------- --------------------
  8/8/2008    S.A.C. Capital Associates, LLC      -1192                   43.23
----------- ----------------------------------- ----------- --------------------
  8/8/2008    S.A.C. Capital Associates, LLC       -300                  43.235
----------- ----------------------------------- ----------- --------------------
  8/8/2008    S.A.C. Capital Associates, LLC       -500                  43.245
----------- ----------------------------------- ----------- --------------------
  8/8/2008    S.A.C. Capital Associates, LLC       -200                   43.25
----------- ----------------------------------- ----------- --------------------
  8/8/2008     S.A.C. MultiQuant Fund, LLC         -200                   43.25
----------- ----------------------------------- ----------- --------------------
  8/8/2008    Sigma Capital Associates, LLC       -27056                  43.25
----------- ----------------------------------- ----------- --------------------
  8/8/2008    Sigma Capital Associates, LLC        -100                  43.255
----------- ----------------------------------- ----------- --------------------
  8/8/2008    Sigma Capital Associates, LLC       -6571                   43.26
----------- ----------------------------------- ----------- --------------------
  8/8/2008     S.A.C. MultiQuant Fund, LLC         -100                   43.28
----------- ----------------------------------- ----------- --------------------
  8/8/2008     S.A.C. MultiQuant Fund, LLC         -100                    43.3
----------- ----------------------------------- ----------- --------------------
  8/8/2008     S.A.C. MultiQuant Fund, LLC         -100                   43.31
----------- ----------------------------------- ----------- --------------------
  8/11/2008   CR Intrinsic Investments, LLC        -100                  42.695
----------- ----------------------------------- ----------- --------------------
  8/11/2008      S.A.C. Select Fund, LLC           -400                    42.7
----------- ----------------------------------- ----------- --------------------
  8/11/2008   CR Intrinsic Investments, LLC        -300                   42.71
----------- ----------------------------------- ----------- --------------------
  8/11/2008      S.A.C. Select Fund, LLC           -100                   42.71
----------- ----------------------------------- ----------- --------------------
  8/11/2008   CR Intrinsic Investments, LLC        -100                  42.715
----------- ----------------------------------- ----------- --------------------
  8/11/2008      S.A.C. Select Fund, LLC           -100                  42.715
----------- ----------------------------------- ----------- --------------------
  8/11/2008      S.A.C. Select Fund, LLC           -100                   42.72
----------- ----------------------------------- ----------- --------------------
  8/11/2008   CR Intrinsic Investments, LLC        -400                   42.73
----------- ----------------------------------- ----------- --------------------
  8/11/2008      S.A.C. Select Fund, LLC           -118                   42.73
----------- ----------------------------------- ----------- --------------------
  8/11/2008   CR Intrinsic Investments, LLC        -100                   42.74
----------- ----------------------------------- ----------- --------------------
  8/11/2008      S.A.C. Select Fund, LLC           -300                   42.74
----------- ----------------------------------- ----------- --------------------
  8/11/2008   CR Intrinsic Investments, LLC        -1000                 42.745
----------- ----------------------------------- ----------- --------------------
  8/11/2008      S.A.C. Select Fund, LLC           -400                   42.75
----------- ----------------------------------- ----------- --------------------
  8/11/2008   CR Intrinsic Investments, LLC        -200                  42.755
----------- ----------------------------------- ----------- --------------------
  8/11/2008   CR Intrinsic Investments, LLC        -500                   42.76
----------- ----------------------------------- ----------- --------------------
  8/11/2008   CR Intrinsic Investments, LLC        -400                   42.77
----------- ----------------------------------- ----------- --------------------
  8/11/2008   CR Intrinsic Investments, LLC        -400                   42.78
----------- ----------------------------------- ----------- --------------------
  8/11/2008    S.A.C. MultiQuant Fund, LLC         -100                   42.78
----------- ----------------------------------- ----------- --------------------
  8/11/2008      S.A.C. Select Fund, LLC           -586                   42.78
----------- ----------------------------------- ----------- --------------------
  8/11/2008   CR Intrinsic Investments, LLC        -300                   42.79
----------- ----------------------------------- ----------- --------------------
  8/11/2008      S.A.C. Select Fund, LLC           -500                   42.79
----------- ----------------------------------- ----------- --------------------
  8/11/2008   CR Intrinsic Investments, LLC        -200                  42.795
----------- ----------------------------------- ----------- --------------------
  8/11/2008   CR Intrinsic Investments, LLC        -600                    42.8
----------- ----------------------------------- ----------- --------------------
  8/11/2008   CR Intrinsic Investments, LLC        -500                   42.81
----------- ----------------------------------- ----------- --------------------
  8/11/2008      S.A.C. Select Fund, LLC           -400                   42.81
----------- ----------------------------------- ----------- --------------------
  8/11/2008   CR Intrinsic Investments, LLC        -200                  42.815
----------- ----------------------------------- ----------- --------------------
  8/11/2008   CR Intrinsic Investments, LLC        -900                   42.82
----------- ----------------------------------- ----------- --------------------
  8/11/2008      S.A.C. Select Fund, LLC           -600                   42.82
----------- ----------------------------------- ----------- --------------------
  8/11/2008   CR Intrinsic Investments, LLC        -200                   42.83
----------- ----------------------------------- ----------- --------------------
  8/11/2008      S.A.C. Select Fund, LLC           -333                   42.83
----------- ----------------------------------- ----------- --------------------
  8/11/2008   CR Intrinsic Investments, LLC        -100                   42.85
----------- ----------------------------------- ----------- --------------------

----------- ----------------------------------- ----------- --------------------
  8/11/2008      S.A.C. Select Fund, LLC           -400                   42.85
----------- ----------------------------------- ----------- --------------------
  8/11/2008   CR Intrinsic Investments, LLC        -100                  42.855
----------- ----------------------------------- ----------- --------------------
  8/11/2008   CR Intrinsic Investments, LLC        -100                   42.86
----------- ----------------------------------- ----------- --------------------
  8/11/2008      S.A.C. Select Fund, LLC           -100                   42.86
----------- ----------------------------------- ----------- --------------------
  8/11/2008   CR Intrinsic Investments, LLC        -452                   42.87
----------- ----------------------------------- ----------- --------------------
  8/11/2008      S.A.C. Select Fund, LLC           -233                   42.87
----------- ----------------------------------- ----------- --------------------
  8/11/2008   CR Intrinsic Investments, LLC        -800                   42.88
----------- ----------------------------------- ----------- --------------------
  8/11/2008      S.A.C. Select Fund, LLC           -1200                  42.88
----------- ----------------------------------- ----------- --------------------
  8/11/2008   CR Intrinsic Investments, LLC        -800                   42.89
----------- ----------------------------------- ----------- --------------------
  8/11/2008      S.A.C. Select Fund, LLC           -200                   42.89
----------- ----------------------------------- ----------- --------------------
  8/11/2008   CR Intrinsic Investments, LLC        -500                    42.9
----------- ----------------------------------- ----------- --------------------
  8/11/2008      S.A.C. Select Fund, LLC           -406                    42.9
----------- ----------------------------------- ----------- --------------------
  8/11/2008   CR Intrinsic Investments, LLC        -200                   42.91
----------- ----------------------------------- ----------- --------------------
  8/11/2008      S.A.C. Select Fund, LLC           -100                   42.91
----------- ----------------------------------- ----------- --------------------
  8/11/2008   CR Intrinsic Investments, LLC        -900                   42.92
----------- ----------------------------------- ----------- --------------------
  8/11/2008      S.A.C. Select Fund, LLC           -300                   42.92
----------- ----------------------------------- ----------- --------------------
  8/11/2008   CR Intrinsic Investments, LLC        -348                   42.93
----------- ----------------------------------- ----------- --------------------
  8/11/2008      S.A.C. Select Fund, LLC           -394                   42.93
----------- ----------------------------------- ----------- --------------------
  8/11/2008   CR Intrinsic Investments, LLC        -800                   42.94
----------- ----------------------------------- ----------- --------------------
  8/11/2008      S.A.C. Select Fund, LLC           -1100                  42.94
----------- ----------------------------------- ----------- --------------------
  8/11/2008   CR Intrinsic Investments, LLC        -400                   42.95
----------- ----------------------------------- ----------- --------------------
  8/11/2008      S.A.C. Select Fund, LLC           -198                   42.95
----------- ----------------------------------- ----------- --------------------
  8/11/2008   CR Intrinsic Investments, LLC        -100                   42.96
----------- ----------------------------------- ----------- --------------------
  8/11/2008      S.A.C. Select Fund, LLC           -400                   42.96
----------- ----------------------------------- ----------- --------------------
  8/11/2008   CR Intrinsic Investments, LLC        -300                  42.965
----------- ----------------------------------- ----------- --------------------
  8/11/2008   CR Intrinsic Investments, LLC        -300                   42.97
----------- ----------------------------------- ----------- --------------------
  8/11/2008      S.A.C. Select Fund, LLC           -1264                  42.97
----------- ----------------------------------- ----------- --------------------
  8/11/2008      S.A.C. Select Fund, LLC           -263                   42.98
----------- ----------------------------------- ----------- --------------------
  8/11/2008   CR Intrinsic Investments, LLC        -100                   42.99
----------- ----------------------------------- ----------- --------------------
  8/11/2008      S.A.C. Select Fund, LLC            -36                   42.99
----------- ----------------------------------- ----------- --------------------
  8/11/2008   CR Intrinsic Investments, LLC        -200                  42.995
----------- ----------------------------------- ----------- --------------------
  8/11/2008      S.A.C. Select Fund, LLC           -402                      43
----------- ----------------------------------- ----------- --------------------
  8/11/2008   CR Intrinsic Investments, LLC        -500                   43.01
----------- ----------------------------------- ----------- --------------------
  8/11/2008      S.A.C. Select Fund, LLC           -400                   43.01
----------- ----------------------------------- ----------- --------------------
  8/11/2008   CR Intrinsic Investments, LLC        -600                   43.02
----------- ----------------------------------- ----------- --------------------
  8/11/2008   CR Intrinsic Investments, LLC        -400                   43.03
----------- ----------------------------------- ----------- --------------------
  8/11/2008      S.A.C. Select Fund, LLC           -339                   43.03
----------- ----------------------------------- ----------- --------------------
  8/11/2008   CR Intrinsic Investments, LLC        -100                  43.035
----------- ----------------------------------- ----------- --------------------
  8/11/2008   CR Intrinsic Investments, LLC        -100                   43.04
----------- ----------------------------------- ----------- --------------------
  8/11/2008      S.A.C. Select Fund, LLC           -614                   43.04
----------- ----------------------------------- ----------- --------------------
  8/11/2008      S.A.C. Select Fund, LLC           -600                   43.05
----------- ----------------------------------- ----------- --------------------
  8/11/2008      S.A.C. Select Fund, LLC            -67                  43.055
----------- ----------------------------------- ----------- --------------------
  8/11/2008   CR Intrinsic Investments, LLC        -400                   43.06
----------- ----------------------------------- ----------- --------------------
  8/11/2008      S.A.C. Select Fund, LLC            -18                   43.06
----------- ----------------------------------- ----------- --------------------
  8/11/2008   CR Intrinsic Investments, LLC        -400                  43.075
----------- ----------------------------------- ----------- --------------------
  8/11/2008   CR Intrinsic Investments, LLC        -500                   43.08
----------- ----------------------------------- ----------- --------------------
  8/11/2008    S.A.C. MultiQuant Fund, LLC         -100                   43.08
----------- ----------------------------------- ----------- --------------------
  8/11/2008      S.A.C. Select Fund, LLC           -200                   43.08
----------- ----------------------------------- ----------- --------------------

----------- ----------------------------------- ----------- --------------------
  8/11/2008   CR Intrinsic Investments, LLC        -500                   43.09
----------- ----------------------------------- ----------- --------------------
  8/11/2008   CR Intrinsic Investments, LLC        -547                   43.11
----------- ----------------------------------- ----------- --------------------
  8/11/2008   CR Intrinsic Investments, LLC        -900                  43.115
----------- ----------------------------------- ----------- --------------------
  8/11/2008   CR Intrinsic Investments, LLC        -1500                  43.12
----------- ----------------------------------- ----------- --------------------
  8/11/2008      S.A.C. Select Fund, LLC           -800                  43.125
----------- ----------------------------------- ----------- --------------------
  8/11/2008   CR Intrinsic Investments, LLC        -400                  43.135
----------- ----------------------------------- ----------- --------------------
  8/11/2008   CR Intrinsic Investments, LLC        -200                   43.14
----------- ----------------------------------- ----------- --------------------
  8/11/2008   CR Intrinsic Investments, LLC        -1801                  43.15
----------- ----------------------------------- ----------- --------------------
  8/11/2008    S.A.C. MultiQuant Fund, LLC         -100                   43.15
----------- ----------------------------------- ----------- --------------------
  8/11/2008    S.A.C. MultiQuant Fund, LLC         -200                   43.16
----------- ----------------------------------- ----------- --------------------
  8/11/2008    S.A.C. MultiQuant Fund, LLC         -100                   43.17
----------- ----------------------------------- ----------- --------------------
  8/11/2008    S.A.C. MultiQuant Fund, LLC         -100                    43.2
----------- ----------------------------------- ----------- --------------------
  8/11/2008   CR Intrinsic Investments, LLC        -300                   43.21
----------- ----------------------------------- ----------- --------------------
  8/11/2008   CR Intrinsic Investments, LLC        -1600                 43.215
----------- ----------------------------------- ----------- --------------------
  8/11/2008   CR Intrinsic Investments, LLC        -1300                  43.22
----------- ----------------------------------- ----------- --------------------
  8/11/2008   CR Intrinsic Investments, LLC        -200                   43.23
----------- ----------------------------------- ----------- --------------------
  8/11/2008    S.A.C. MultiQuant Fund, LLC         -100                   43.23
----------- ----------------------------------- ----------- --------------------
  8/11/2008   CR Intrinsic Investments, LLC        -400                  43.235
----------- ----------------------------------- ----------- --------------------
  8/11/2008   CR Intrinsic Investments, LLC        -600                   43.24
----------- ----------------------------------- ----------- --------------------
  8/11/2008   CR Intrinsic Investments, LLC        -1563                  43.25
----------- ----------------------------------- ----------- --------------------
  8/11/2008   CR Intrinsic Investments, LLC        -1000                  43.26
----------- ----------------------------------- ----------- --------------------
  8/11/2008    S.A.C. MultiQuant Fund, LLC         -100                   43.26
----------- ----------------------------------- ----------- --------------------
  8/11/2008   CR Intrinsic Investments, LLC        -100                   43.27
----------- ----------------------------------- ----------- --------------------
  8/11/2008    S.A.C. MultiQuant Fund, LLC         -200                   43.27
----------- ----------------------------------- ----------- --------------------
  8/11/2008   CR Intrinsic Investments, LLC        -200                   43.28
----------- ----------------------------------- ----------- --------------------
  8/11/2008   CR Intrinsic Investments, LLC        -400                  43.285
----------- ----------------------------------- ----------- --------------------
  8/11/2008   CR Intrinsic Investments, LLC        -100                   43.29
----------- ----------------------------------- ----------- --------------------
  8/11/2008    S.A.C. MultiQuant Fund, LLC         -300                   43.29
----------- ----------------------------------- ----------- --------------------
  8/11/2008   CR Intrinsic Investments, LLC        -600                  43.295
----------- ----------------------------------- ----------- --------------------
  8/11/2008   CR Intrinsic Investments, LLC        -2300                   43.3
----------- ----------------------------------- ----------- --------------------
  8/11/2008    S.A.C. MultiQuant Fund, LLC         -500                    43.3
----------- ----------------------------------- ----------- --------------------
  8/11/2008   CR Intrinsic Investments, LLC        -900                  43.305
----------- ----------------------------------- ----------- --------------------
  8/11/2008   CR Intrinsic Investments, LLC        -700                   43.31
----------- ----------------------------------- ----------- --------------------
  8/11/2008    S.A.C. MultiQuant Fund, LLC         -300                   43.31
----------- ----------------------------------- ----------- --------------------
  8/11/2008   CR Intrinsic Investments, LLC        -500                   43.32
----------- ----------------------------------- ----------- --------------------
  8/11/2008    S.A.C. MultiQuant Fund, LLC         -400                   43.32
----------- ----------------------------------- ----------- --------------------
  8/11/2008   CR Intrinsic Investments, LLC        -400                  43.325
----------- ----------------------------------- ----------- --------------------
  8/11/2008   CR Intrinsic Investments, LLC        -800                   43.33
----------- ----------------------------------- ----------- --------------------
  8/11/2008    S.A.C. MultiQuant Fund, LLC         -300                   43.33
----------- ----------------------------------- ----------- --------------------
  8/11/2008   CR Intrinsic Investments, LLC        -800                  43.335
----------- ----------------------------------- ----------- --------------------
  8/11/2008   CR Intrinsic Investments, LLC        -1400                  43.34
----------- ----------------------------------- ----------- --------------------
  8/11/2008    S.A.C. MultiQuant Fund, LLC         -100                   43.34
----------- ----------------------------------- ----------- --------------------
  8/11/2008   CR Intrinsic Investments, LLC        -400                   43.35
----------- ----------------------------------- ----------- --------------------
  8/11/2008    S.A.C. MultiQuant Fund, LLC         -100                   43.35
----------- ----------------------------------- ----------- --------------------
  8/11/2008   CR Intrinsic Investments, LLC        -500                   43.36
----------- ----------------------------------- ----------- --------------------
  8/11/2008   CR Intrinsic Investments, LLC        -100                   43.37
----------- ----------------------------------- ----------- --------------------
  8/11/2008    S.A.C. MultiQuant Fund, LLC         -100                   43.37
----------- ----------------------------------- ----------- --------------------
  8/11/2008   CR Intrinsic Investments, LLC        -400                   43.38
----------- ----------------------------------- ----------- --------------------

----------- ----------------------------------- ----------- --------------------
  8/11/2008    S.A.C. MultiQuant Fund, LLC         -100                   43.38
----------- ----------------------------------- ----------- --------------------
  8/11/2008   CR Intrinsic Investments, LLC        -400                   43.39
----------- ----------------------------------- ----------- --------------------
  8/11/2008    S.A.C. MultiQuant Fund, LLC         -500                   43.39
----------- ----------------------------------- ----------- --------------------
  8/11/2008   CR Intrinsic Investments, LLC        -1300                   43.4
----------- ----------------------------------- ----------- --------------------
  8/11/2008    S.A.C. MultiQuant Fund, LLC         -200                    43.4
----------- ----------------------------------- ----------- --------------------
  8/11/2008   CR Intrinsic Investments, LLC        -600                  43.405
----------- ----------------------------------- ----------- --------------------
  8/11/2008   CR Intrinsic Investments, LLC        -831                   43.41
----------- ----------------------------------- ----------- --------------------
  8/11/2008    S.A.C. MultiQuant Fund, LLC         -500                   43.41
----------- ----------------------------------- ----------- --------------------
  8/11/2008   CR Intrinsic Investments, LLC        -200                  43.415
----------- ----------------------------------- ----------- --------------------
  8/11/2008   CR Intrinsic Investments, LLC        -300                   43.42
----------- ----------------------------------- ----------- --------------------
  8/11/2008    S.A.C. MultiQuant Fund, LLC         -300                   43.42
----------- ----------------------------------- ----------- --------------------
  8/11/2008   CR Intrinsic Investments, LLC        -200                   43.43
----------- ----------------------------------- ----------- --------------------
  8/11/2008    S.A.C. MultiQuant Fund, LLC         -400                   43.43
----------- ----------------------------------- ----------- --------------------
  8/11/2008   CR Intrinsic Investments, LLC        -200                   43.44
----------- ----------------------------------- ----------- --------------------
  8/11/2008   CR Intrinsic Investments, LLC        -400                   43.45
----------- ----------------------------------- ----------- --------------------
  8/11/2008    S.A.C. MultiQuant Fund, LLC         -200                   43.45
----------- ----------------------------------- ----------- --------------------
  8/11/2008   CR Intrinsic Investments, LLC        -200                  43.455
----------- ----------------------------------- ----------- --------------------
  8/11/2008   CR Intrinsic Investments, LLC        -100                   43.46
----------- ----------------------------------- ----------- --------------------
  8/11/2008    S.A.C. MultiQuant Fund, LLC         -200                   43.46
----------- ----------------------------------- ----------- --------------------
  8/11/2008   CR Intrinsic Investments, LLC        -1100                 43.465
----------- ----------------------------------- ----------- --------------------
  8/11/2008   CR Intrinsic Investments, LLC        -300                   43.47
----------- ----------------------------------- ----------- --------------------
  8/11/2008    S.A.C. MultiQuant Fund, LLC         -100                   43.47
----------- ----------------------------------- ----------- --------------------
  8/11/2008   CR Intrinsic Investments, LLC        -300                  43.475
----------- ----------------------------------- ----------- --------------------
  8/11/2008   CR Intrinsic Investments, LLC        -900                   43.48
----------- ----------------------------------- ----------- --------------------
  8/11/2008    S.A.C. MultiQuant Fund, LLC         -300                   43.48
----------- ----------------------------------- ----------- --------------------
  8/11/2008   CR Intrinsic Investments, LLC        -700                   43.49
----------- ----------------------------------- ----------- --------------------
  8/11/2008    S.A.C. MultiQuant Fund, LLC         -500                   43.49
----------- ----------------------------------- ----------- --------------------
  8/11/2008   CR Intrinsic Investments, LLC        -400                  43.495
----------- ----------------------------------- ----------- --------------------
  8/11/2008   CR Intrinsic Investments, LLC        -584                    43.5
----------- ----------------------------------- ----------- --------------------
  8/11/2008    S.A.C. MultiQuant Fund, LLC         -600                    43.5
----------- ----------------------------------- ----------- --------------------
  8/11/2008   CR Intrinsic Investments, LLC        -200                  43.505
----------- ----------------------------------- ----------- --------------------
  8/11/2008   CR Intrinsic Investments, LLC        -400                   43.51
----------- ----------------------------------- ----------- --------------------
  8/11/2008    S.A.C. MultiQuant Fund, LLC         -100                   43.51
----------- ----------------------------------- ----------- --------------------
  8/11/2008   CR Intrinsic Investments, LLC        -500                  43.515
----------- ----------------------------------- ----------- --------------------
  8/11/2008   CR Intrinsic Investments, LLC        -2000                  43.52
----------- ----------------------------------- ----------- --------------------
  8/11/2008    S.A.C. MultiQuant Fund, LLC         -100                   43.52
----------- ----------------------------------- ----------- --------------------
  8/11/2008   CR Intrinsic Investments, LLC        -500                  43.525
----------- ----------------------------------- ----------- --------------------
  8/11/2008   CR Intrinsic Investments, LLC        -1500                  43.53
----------- ----------------------------------- ----------- --------------------
  8/11/2008    S.A.C. MultiQuant Fund, LLC         -400                   43.53
----------- ----------------------------------- ----------- --------------------
  8/11/2008   CR Intrinsic Investments, LLC        -900                  43.535
----------- ----------------------------------- ----------- --------------------
  8/11/2008   CR Intrinsic Investments, LLC        -2000                  43.54
----------- ----------------------------------- ----------- --------------------
  8/11/2008    S.A.C. MultiQuant Fund, LLC         -400                   43.54
----------- ----------------------------------- ----------- --------------------
  8/11/2008   CR Intrinsic Investments, LLC        -600                  43.545
----------- ----------------------------------- ----------- --------------------
  8/11/2008   CR Intrinsic Investments, LLC        -1900                  43.55
----------- ----------------------------------- ----------- --------------------
  8/11/2008    S.A.C. MultiQuant Fund, LLC         -200                   43.55
----------- ----------------------------------- ----------- --------------------
  8/11/2008   CR Intrinsic Investments, LLC        -300                  43.555
----------- ----------------------------------- ----------- --------------------
  8/11/2008   CR Intrinsic Investments, LLC        -600                   43.56
----------- ----------------------------------- ----------- --------------------
  8/11/2008    S.A.C. MultiQuant Fund, LLC         -400                   43.56
----------- ----------------------------------- ----------- --------------------

----------- ----------------------------------- ----------- --------------------
  8/11/2008   CR Intrinsic Investments, LLC        -300                  43.565
----------- ----------------------------------- ----------- --------------------
  8/11/2008   CR Intrinsic Investments, LLC        -900                   43.57
----------- ----------------------------------- ----------- --------------------
  8/11/2008    S.A.C. MultiQuant Fund, LLC         -100                   43.57
----------- ----------------------------------- ----------- --------------------
  8/11/2008   CR Intrinsic Investments, LLC        -100                  43.575
----------- ----------------------------------- ----------- --------------------
  8/11/2008   CR Intrinsic Investments, LLC        -1700                  43.58
----------- ----------------------------------- ----------- --------------------
  8/11/2008    S.A.C. MultiQuant Fund, LLC         -200                   43.58
----------- ----------------------------------- ----------- --------------------
  8/11/2008   CR Intrinsic Investments, LLC        -400                  43.585
----------- ----------------------------------- ----------- --------------------
  8/11/2008   CR Intrinsic Investments, LLC        -500                   43.59
----------- ----------------------------------- ----------- --------------------
  8/11/2008   CR Intrinsic Investments, LLC        -100                  43.595
----------- ----------------------------------- ----------- --------------------
  8/11/2008   CR Intrinsic Investments, LLC        -2300                   43.6
----------- ----------------------------------- ----------- --------------------
  8/11/2008    S.A.C. MultiQuant Fund, LLC         -1000                   43.6
----------- ----------------------------------- ----------- --------------------
  8/11/2008   CR Intrinsic Investments, LLC        -600                  43.605
----------- ----------------------------------- ----------- --------------------
  8/11/2008   CR Intrinsic Investments, LLC        -1700                  43.61
----------- ----------------------------------- ----------- --------------------
  8/11/2008    S.A.C. MultiQuant Fund, LLC         -1000                  43.61
----------- ----------------------------------- ----------- --------------------
  8/11/2008   CR Intrinsic Investments, LLC        -1100                  43.62
----------- ----------------------------------- ----------- --------------------
  8/11/2008    S.A.C. MultiQuant Fund, LLC         -400                   43.62
----------- ----------------------------------- ----------- --------------------
  8/11/2008   CR Intrinsic Investments, LLC        -200                  43.625
----------- ----------------------------------- ----------- --------------------
  8/11/2008   CR Intrinsic Investments, LLC        -1100                  43.63
----------- ----------------------------------- ----------- --------------------
  8/11/2008    S.A.C. MultiQuant Fund, LLC         -100                   43.63
----------- ----------------------------------- ----------- --------------------
  8/11/2008   CR Intrinsic Investments, LLC        -800                  43.635
----------- ----------------------------------- ----------- --------------------
  8/11/2008   CR Intrinsic Investments, LLC        -3100                  43.64
----------- ----------------------------------- ----------- --------------------
  8/11/2008    S.A.C. MultiQuant Fund, LLC         -200                   43.64
----------- ----------------------------------- ----------- --------------------
  8/11/2008   CR Intrinsic Investments, LLC        -1100                 43.645
----------- ----------------------------------- ----------- --------------------
  8/11/2008   CR Intrinsic Investments, LLC        -2400                  43.65
----------- ----------------------------------- ----------- --------------------
  8/11/2008    S.A.C. MultiQuant Fund, LLC         -900                   43.65
----------- ----------------------------------- ----------- --------------------
  8/11/2008   CR Intrinsic Investments, LLC        -700                  43.655
----------- ----------------------------------- ----------- --------------------
  8/11/2008   CR Intrinsic Investments, LLC        -2400                  43.66
----------- ----------------------------------- ----------- --------------------
  8/11/2008    S.A.C. MultiQuant Fund, LLC         -400                   43.66
----------- ----------------------------------- ----------- --------------------
  8/11/2008   CR Intrinsic Investments, LLC        -2100                 43.665
----------- ----------------------------------- ----------- --------------------
  8/11/2008   CR Intrinsic Investments, LLC        -3500                  43.67
----------- ----------------------------------- ----------- --------------------
  8/11/2008    S.A.C. MultiQuant Fund, LLC         -800                   43.67
----------- ----------------------------------- ----------- --------------------
  8/11/2008   CR Intrinsic Investments, LLC        -100                 43.6725
----------- ----------------------------------- ----------- --------------------
  8/11/2008   CR Intrinsic Investments, LLC        -4700                 43.675
----------- ----------------------------------- ----------- --------------------
  8/11/2008   CR Intrinsic Investments, LLC        -2600                  43.68
----------- ----------------------------------- ----------- --------------------
  8/11/2008    S.A.C. MultiQuant Fund, LLC         -418                   43.68
----------- ----------------------------------- ----------- --------------------
  8/11/2008   CR Intrinsic Investments, LLC        -1100                 43.685
----------- ----------------------------------- ----------- --------------------
  8/11/2008   CR Intrinsic Investments, LLC        -4250                  43.69
----------- ----------------------------------- ----------- --------------------
  8/11/2008    S.A.C. MultiQuant Fund, LLC         -1100                  43.69
----------- ----------------------------------- ----------- --------------------
  8/11/2008   CR Intrinsic Investments, LLC        -4200                 43.695
----------- ----------------------------------- ----------- --------------------
  8/11/2008   CR Intrinsic Investments, LLC        -3000                   43.7
----------- ----------------------------------- ----------- --------------------
  8/11/2008    S.A.C. MultiQuant Fund, LLC         -3500                   43.7
----------- ----------------------------------- ----------- --------------------
  8/11/2008   CR Intrinsic Investments, LLC        -1200                 43.705
----------- ----------------------------------- ----------- --------------------
  8/11/2008   CR Intrinsic Investments, LLC        -3600                  43.71
----------- ----------------------------------- ----------- --------------------
  8/11/2008    S.A.C. MultiQuant Fund, LLC         -1518                  43.71
----------- ----------------------------------- ----------- --------------------
  8/11/2008   CR Intrinsic Investments, LLC        -400                  43.715
----------- ----------------------------------- ----------- --------------------
  8/11/2008   CR Intrinsic Investments, LLC        -1100                  43.72
----------- ----------------------------------- ----------- --------------------
  8/11/2008    S.A.C. MultiQuant Fund, LLC         -1300                  43.72
----------- ----------------------------------- ----------- --------------------
  8/11/2008   CR Intrinsic Investments, LLC        -2900                 43.725
----------- ----------------------------------- ----------- --------------------

----------- ----------------------------------- ----------- --------------------
  8/11/2008   CR Intrinsic Investments, LLC        -2300                  43.73
----------- ----------------------------------- ----------- --------------------
  8/11/2008    S.A.C. MultiQuant Fund, LLC         -482                   43.73
----------- ----------------------------------- ----------- --------------------
  8/11/2008   CR Intrinsic Investments, LLC        -700                  43.735
----------- ----------------------------------- ----------- --------------------
  8/11/2008   CR Intrinsic Investments, LLC        -3800                  43.74
----------- ----------------------------------- ----------- --------------------
  8/11/2008    S.A.C. MultiQuant Fund, LLC         -200                   43.74
----------- ----------------------------------- ----------- --------------------
  8/11/2008   CR Intrinsic Investments, LLC        -500                  43.745
----------- ----------------------------------- ----------- --------------------
  8/11/2008   CR Intrinsic Investments, LLC        -1200                  43.75
----------- ----------------------------------- ----------- --------------------
  8/11/2008    S.A.C. MultiQuant Fund, LLC         -1682                  43.75
----------- ----------------------------------- ----------- --------------------
  8/11/2008   CR Intrinsic Investments, LLC        -400                  43.755
----------- ----------------------------------- ----------- --------------------
  8/11/2008   CR Intrinsic Investments, LLC       -10500                  43.76
----------- ----------------------------------- ----------- --------------------
  8/11/2008    S.A.C. MultiQuant Fund, LLC         -700                   43.76
----------- ----------------------------------- ----------- --------------------
  8/11/2008   CR Intrinsic Investments, LLC        -1000                 43.765
----------- ----------------------------------- ----------- --------------------
  8/11/2008   CR Intrinsic Investments, LLC        -3200                  43.77
----------- ----------------------------------- ----------- --------------------
  8/11/2008    S.A.C. MultiQuant Fund, LLC         -1400                  43.77
----------- ----------------------------------- ----------- --------------------
  8/11/2008   CR Intrinsic Investments, LLC        -900                  43.775
----------- ----------------------------------- ----------- --------------------
  8/11/2008   CR Intrinsic Investments, LLC        -6000                  43.78
----------- ----------------------------------- ----------- --------------------
  8/11/2008    S.A.C. MultiQuant Fund, LLC         -1836                  43.78
----------- ----------------------------------- ----------- --------------------
  8/11/2008   CR Intrinsic Investments, LLC        -4400                 43.785
----------- ----------------------------------- ----------- --------------------
  8/11/2008   CR Intrinsic Investments, LLC        -2005                  43.79
----------- ----------------------------------- ----------- --------------------
  8/11/2008    S.A.C. MultiQuant Fund, LLC         -2900                  43.79
----------- ----------------------------------- ----------- --------------------
  8/11/2008   CR Intrinsic Investments, LLC        -1500                 43.795
----------- ----------------------------------- ----------- --------------------
  8/11/2008   CR Intrinsic Investments, LLC        -1900                   43.8
----------- ----------------------------------- ----------- --------------------
  8/11/2008   S.A.C. Capital Associates, LLC       -4100                   43.8
----------- ----------------------------------- ----------- --------------------
  8/11/2008    S.A.C. MultiQuant Fund, LLC         -1100                   43.8
----------- ----------------------------------- ----------- --------------------
  8/11/2008   CR Intrinsic Investments, LLC        -600                  43.805
----------- ----------------------------------- ----------- --------------------
  8/11/2008   CR Intrinsic Investments, LLC        -1500                  43.81
----------- ----------------------------------- ----------- --------------------
  8/11/2008   S.A.C. Capital Associates, LLC       -100                   43.81
----------- ----------------------------------- ----------- --------------------
  8/11/2008    S.A.C. MultiQuant Fund, LLC         -700                   43.81
----------- ----------------------------------- ----------- --------------------
  8/11/2008   CR Intrinsic Investments, LLC        -400                  43.815
----------- ----------------------------------- ----------- --------------------
  8/11/2008   CR Intrinsic Investments, LLC        -700                   43.82
----------- ----------------------------------- ----------- --------------------
  8/11/2008    S.A.C. MultiQuant Fund, LLC         -700                   43.82
----------- ----------------------------------- ----------- --------------------
  8/11/2008   CR Intrinsic Investments, LLC        -907                  43.825
----------- ----------------------------------- ----------- --------------------
  8/11/2008   S.A.C. Capital Associates, LLC        -50                  43.825
----------- ----------------------------------- ----------- --------------------
  8/11/2008   CR Intrinsic Investments, LLC        -500                   43.83
----------- ----------------------------------- ----------- --------------------
  8/11/2008    S.A.C. MultiQuant Fund, LLC         -200                   43.83
----------- ----------------------------------- ----------- --------------------
  8/11/2008   CR Intrinsic Investments, LLC        -4600                 43.835
----------- ----------------------------------- ----------- --------------------
  8/11/2008   CR Intrinsic Investments, LLC        -100                 43.8375
----------- ----------------------------------- ----------- --------------------
  8/11/2008   CR Intrinsic Investments, LLC        -2700                  43.84
----------- ----------------------------------- ----------- --------------------
  8/11/2008   S.A.C. Capital Associates, LLC       -250                   43.84
----------- ----------------------------------- ----------- --------------------
  8/11/2008    S.A.C. MultiQuant Fund, LLC         -600                   43.84
----------- ----------------------------------- ----------- --------------------
  8/11/2008   CR Intrinsic Investments, LLC        -100                  43.845
----------- ----------------------------------- ----------- --------------------
  8/11/2008   CR Intrinsic Investments, LLC        -4400                  43.85
----------- ----------------------------------- ----------- --------------------
  8/11/2008    S.A.C. MultiQuant Fund, LLC         -300                   43.85
----------- ----------------------------------- ----------- --------------------
  8/11/2008   CR Intrinsic Investments, LLC        -400                  43.855
----------- ----------------------------------- ----------- --------------------
  8/11/2008   CR Intrinsic Investments, LLC        -200                   43.86
----------- ----------------------------------- ----------- --------------------
  8/11/2008    S.A.C. MultiQuant Fund, LLC         -100                   43.86
----------- ----------------------------------- ----------- --------------------
  8/11/2008   CR Intrinsic Investments, LLC        -200                   43.87
----------- ----------------------------------- ----------- --------------------
  8/11/2008    S.A.C. MultiQuant Fund, LLC         -600                   43.87
----------- ----------------------------------- ----------- --------------------

----------- ----------------------------------- ----------- --------------------
  8/11/2008   CR Intrinsic Investments, LLC        -200                  43.875
----------- ----------------------------------- ----------- --------------------
  8/11/2008   CR Intrinsic Investments, LLC        -2619                  43.88
----------- ----------------------------------- ----------- --------------------
  8/11/2008    S.A.C. MultiQuant Fund, LLC         -100                   43.88
----------- ----------------------------------- ----------- --------------------
  8/11/2008   CR Intrinsic Investments, LLC        -600                  43.885
----------- ----------------------------------- ----------- --------------------
  8/11/2008   CR Intrinsic Investments, LLC        -3393                  43.89
----------- ----------------------------------- ----------- --------------------
  8/11/2008    S.A.C. MultiQuant Fund, LLC         -300                   43.89
----------- ----------------------------------- ----------- --------------------
  8/11/2008   CR Intrinsic Investments, LLC        -3800                   43.9
----------- ----------------------------------- ----------- --------------------
  8/11/2008    S.A.C. MultiQuant Fund, LLC         -600                    43.9
----------- ----------------------------------- ----------- --------------------
  8/11/2008   CR Intrinsic Investments, LLC        -100                  43.905
----------- ----------------------------------- ----------- --------------------
  8/11/2008   CR Intrinsic Investments, LLC        -3100                  43.91
----------- ----------------------------------- ----------- --------------------
  8/11/2008    S.A.C. MultiQuant Fund, LLC         -800                   43.91
----------- ----------------------------------- ----------- --------------------
  8/11/2008   CR Intrinsic Investments, LLC        -300                  43.915
----------- ----------------------------------- ----------- --------------------
  8/11/2008   CR Intrinsic Investments, LLC        -6500                  43.92
----------- ----------------------------------- ----------- --------------------
  8/11/2008   S.A.C. Capital Associates, LLC       -100                   43.92
----------- ----------------------------------- ----------- --------------------
  8/11/2008    S.A.C. MultiQuant Fund, LLC         -1300                  43.92
----------- ----------------------------------- ----------- --------------------
  8/11/2008   CR Intrinsic Investments, LLC        -1400                  43.93
----------- ----------------------------------- ----------- --------------------
  8/11/2008   S.A.C. Capital Associates, LLC       -400                   43.93
----------- ----------------------------------- ----------- --------------------
  8/11/2008    S.A.C. MultiQuant Fund, LLC         -100                   43.93
----------- ----------------------------------- ----------- --------------------
  8/11/2008   CR Intrinsic Investments, LLC        -400                  43.935
----------- ----------------------------------- ----------- --------------------
  8/11/2008   CR Intrinsic Investments, LLC        -200                   43.94
----------- ----------------------------------- ----------- --------------------
  8/11/2008    S.A.C. MultiQuant Fund, LLC         -100                   43.94
----------- ----------------------------------- ----------- --------------------
  8/11/2008   CR Intrinsic Investments, LLC        -800                  43.945
----------- ----------------------------------- ----------- --------------------
  8/11/2008   CR Intrinsic Investments, LLC        -1800                  43.95
----------- ----------------------------------- ----------- --------------------
  8/11/2008    S.A.C. MultiQuant Fund, LLC         -700                   43.95
----------- ----------------------------------- ----------- --------------------
  8/11/2008   CR Intrinsic Investments, LLC        -100                   43.96
----------- ----------------------------------- ----------- --------------------
  8/11/2008    S.A.C. MultiQuant Fund, LLC         -300                   43.96
----------- ----------------------------------- ----------- --------------------
  8/11/2008   CR Intrinsic Investments, LLC        -100                  43.965
----------- ----------------------------------- ----------- --------------------
  8/11/2008   CR Intrinsic Investments, LLC        -100                   43.97
----------- ----------------------------------- ----------- --------------------
  8/11/2008    S.A.C. MultiQuant Fund, LLC         -300                   43.97
----------- ----------------------------------- ----------- --------------------
  8/11/2008   CR Intrinsic Investments, LLC        -300                  43.975
----------- ----------------------------------- ----------- --------------------
  8/11/2008   CR Intrinsic Investments, LLC        -600                   43.98
----------- ----------------------------------- ----------- --------------------
  8/11/2008    S.A.C. MultiQuant Fund, LLC         -500                   43.98
----------- ----------------------------------- ----------- --------------------